UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to 167;240.14a-12

II-VI INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

Notice of Annual Meeting of Shareholders

to be held on November 4, 2011

TO THE SHAREHOLDERS OF

II-VI INCORPORATED:

The Annual Meeting of Shareholders of II-VI Incorporated will be held at our world headquarters, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania, 16056, on Friday, November 4, 2011, at 1:30 p.m. local time to consider and act upon the following matters:

1.	Election of the three (3) directors nominated by the Board of Directors for a term to expire in 2014;

2.	Election of one (1) director nominated by the Board of Directors for a term to expire in 2012;

3.	Approval of an amendment to the II-VI Incorporated Amended and Restated Articles of Incorporation to increase the number of shares of common stock that are authorized for issuance from 100,000,000 to 300,000,000 shares;

4.	Approval of an amendment to the II-VI Incorporated Amended and Restated Articles of Incorporation for the adoption of majority voting of directors and the related elimination of cumulative voting in the election of directors in order to effect majority voting;

5.	Approval of an amendment to the II-VI Incorporated Amended and Restated Articles of Incorporation to amend the business purpose clause to reflect a change in the governing statute under Pennsylvania law;

6.	Advisory vote on the Company’s executive compensation;

7.	Advisory vote on the frequency of future shareholders’ advisory votes on the Company’s executive compensation; and

8.	Ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012.

The shareholders will also be asked to consider such other matters as may properly come before the meeting.

The Board of Directors has established the close of business on Friday, September 2, 2011, as the record date for determination of shareholders entitled to notice of, and to vote at, the Annual Meeting.

IF YOU ARE UNABLE TO ATTEND THE MEETING, WE URGE YOU TO VOTE YOUR PROXY. YOU HAVE THREE VOTING OPTIONS:

•	Over the Internet, which we encourage if you have Internet access, at the address shown on your proxy card;

•	By telephone, through the number shown on your proxy card; or

•	By mail, by completing, signing and returning the enclosed proxy card in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS

Robert D. German, Secretary

(September 23, 2011)

1

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

PROXY STATEMENT FOR THE ANNUAL MEETING

OF SHAREHOLDERS

November 4, 2011

This Proxy Statement is being furnished to the shareholders of II-VI Incorporated, a Pennsylvania corporation (the “Company”) in connection with the solicitation by the Board of Directors (also sometimes referred to hereinafter as the “Board”) of the Company of proxies to be voted at the annual meeting of shareholders (the “Annual Meeting”) scheduled to be held on Friday, November 4, 2011, at 1:30 p.m. local time at our world headquarters, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania, 16056. This Proxy Statement was first made available to shareholders on or about September 23, 2011.

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we are providing access to this Proxy Statement and our Annual Report to Shareholders over the Internet. Accordingly, we are sending an Important Notice Regarding the Availability of Proxy Materials (the “Notice”) to many of our shareholders instead of a paper copy of these proxy materials. All shareholders who do not receive the Notice will receive a paper copy of these proxy materials along with a proxy card by mail. All shareholders will have the ability to access our proxy statement and Annual Report to Shareholders on the Internet at www.proxyvote.com or to request to receive a printed set of the proxy materials, including a proxy card. Instructions on how to access our proxy materials over the Internet or to request a printed copy may be found on the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these proxy materials?

We have made these proxy materials available to you on the Internet or, upon your request, delivered printed versions of these materials to you by mail, in connection with our Board of Directors’ solicitation of your proxy vote for use at our Annual Meeting of Shareholders to be held on November 4, 2011. We request that you cast your vote on each of the proposals described in this Proxy Statement. You are invited to attend the Annual Meeting, but you do not need to attend the meeting in person to vote your shares.

If you have received a printed copy of these proxy materials by mail, you may simply complete, sign and return your proxy card or vote by proxy over the telephone or the Internet as instructed. If you did not receive a printed copy of these materials by mail and are accessing them on the Internet, you may simply follow the instructions to submit your proxy on the Internet.

We intend to mail a printed copy of this Proxy Statement and proxy card and the Company’s Annual Report to our registered shareholders on or about September 23, 2011. All other shareholders will receive a Notice, which we intend to mail on or about September 23, 2011.

What items will be voted on at the Annual Meeting?

There are eight matters scheduled for a vote:

•

The election as a Director of Carl J. Johnson, who has served as a Director of the Company since 1971, Thomas E. Mistler, who has served as a Director since 1977, and Joseph J. Corasanti, who has served as a Director of the Company since 2002, as Class Three Directors with terms to expire in 2014;

•	The election as a Director of Howard H. Xia, who was appointed by the Board of Directors on April 1, 2011 as a Class One Director with a term to expire in 2012;

•

The approval of an amendment to the Company’s Amended and Restated Articles of Incorporation (the “Articles”) to increase the number of shares of common stock that are authorized for issuance from 100,000,000 to 300,000,000 shares;

•

The approval of an amendment to the Articles for the adoption of majority voting of directors and the related elimination of cumulative voting in the election of directors in order to effect majority voting;

•

Approval of an amendment to the II-VI Incorporated Amended and Restated Articles of Incorporation to amend the business purpose clause to reflect a change in the governing statute under Pennsylvania law;

•	Advisory vote on the Company’s executive compensation;

•	Advisory vote on the frequency of future shareholders’ advisory votes on the Company’s executive compensation; and

•	The ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012.

Who can vote at the Annual Meeting?

Only shareholders of record as of the close of business on Friday, September 2, 2011 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. The outstanding capital stock of the Company on that date consisted of (62,683,133) shares of Common Stock, no par value (“Common Stock”), each entitled to one vote per share.

What is the quorum requirement?

A quorum of shareholders is necessary to hold a valid meeting. A quorum will be present if at least (31,341,567) shares, a majority of the shares outstanding on the Record Date, are represented at the meeting in person or by proxy. Your shares will be counted towards the quorum only if you submit a valid proxy vote or vote in person at the meeting. Abstentions and broker non-votes (which are explained below) will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person represented by proxy may adjourn the meeting to another date.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, we provide shareholders access to our proxy materials via the Internet. On or about September 23, 2011, we sent a Notice to our shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice. Shareholders may request to receive a full set of printed proxy materials by mail. Instructions on how to access the proxy materials on the Internet or request a printed copy may be found in the Notice.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on each Notice to ensure that all of your shares are voted.

How will my shares be voted?

All shares represented by valid proxies received by the Company prior to the Annual Meeting will be voted as specified in the proxy. If no specification is made, the shares will be voted as described below under the caption “Recommendation of the Board of Directors.” Unless otherwise indicated by the shareholder, the proxy card also confers discretionary authority on the Board-appointed proxies to vote the shares represented by the proxy on any matter that is properly presented for action at the Annual Meeting.

Proposal 1 (The Election of three Class Three Directors) – With respect to Proposal 1, you may vote “FOR” all nominees named herein, or you may withhold your vote from any nominee that you specify or all nominees. The holders of Common Stock have cumulative voting rights in the election of directors. This means that in voting for directors, a shareholder has the right to multiply the total number of shares which the shareholder is entitled to vote by the number of directors to be elected in each class, and to cast the whole number of votes so determined for one nominee in the class or to distribute them among the nominees if more than one nominee is named in such class. Unless otherwise indicated by the shareholder, a vote for the nominees of the Board of Directors will give the named proxies discretionary authority to cumulate all votes to which the shareholder is entitled and to allocate them after the total vote counts are available in favor of any one or more of such nominees as the named proxies determine, with a view to maximizing the number of nominees of the Board of Directors who are elected. The effect of cumulative voting in accordance with that discretionary authority may be to offset the effect of a shareholder having withheld authority to vote for an individual nominee or nominees because the proxies will be able to allocate votes of shareholders who have not withheld authority to vote in any manner they determine among such nominees. If a shareholder desires specifically to allocate votes among one or more nominees, the shareholder should so specify when voting.

Proposal 2 (The Election of one Class One Director) – With respect to proposal 2, you may vote “FOR” the nominee or you may withhold your vote.

Proposal 3 (The Approval of an Amendment to the II-VI Incorporated Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock) – With respect to the approval of this amendment to the II-VI Incorporated Amended and Restated Articles of Incorporation (Proposal 3), you may vote “FOR” or “AGAINST” Proposal 3, or you may “ABSTAIN” from voting on this proposal.

Proposal 4 (The Approval of an Amendment to the II-VI Incorporated Amended and Restated Articles of Incorporation for the adoption of majority voting of directors and the related elimination of cumulative voting in the election of directors in order to effect majority voting) – With respect to the approval of this amendment to the II-VI Incorporated Amended and Restated Articles of Incorporation (Proposal 4), you may vote “FOR” or “AGAINST” Proposal 4, or you may “ABSTAIN” from voting on this proposal.

Proposal 5 (The Approval of an Amendment to the II-VI Incorporated Amended and Restated Articles of Incorporation to amend the business purpose clause to reflect a change in the governing statute under Pennsylvania law) – With respect to the approval of this amendment to the II-VI Incorporated Amended and Restated Articles of Incorporation (Proposal 5), you may vote “FOR” or “AGAINST” Proposal 5, or you may “ABSTAIN” from voting on this proposal.

Proposal 6 (The Advisory Vote on the Company’s Executive Compensation) – With respect to the advisory vote on the Company’s executive compensation (Proposal 6), you may vote “FOR” or “AGAINST” Proposal 6, or you may “ABSTAIN” from voting on this proposal.

Proposal 7 (The Advisory Vote on the Frequency of Future Shareholders’ Advisory Votes on the Company’s Executive Compensation) – With respect to the advisory vote on the frequency of future shareholders’ advisory vote on the Company’s executive compensation (Proposal 7), you may vote “FOR” one of three choices for this proposal; three years, two years, or one year, or you may “ABSTAIN” from voting on this proposal. Shareholders are not voting to approve or disapprove the Board’s recommendation.

Proposal 8 (The Ratification of the Audit Committee’s Selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2012) – With respect to the ratification of the Audit Committee’s selection of Ernst & Young LLP (Proposal 8), you may vote “FOR” or “AGAINST” Proposal 8, or you may “ABSTAIN” from voting on this proposal.

How many votes are needed to approve each proposal?

•	Proposal 1 (The Election of three Class Three Directors) – The three nominees of the Board receiving the most “FOR” votes among votes properly cast will be elected as the Class Three Directors.

•	Proposal 2 (The Election of one Class One Director) – The nominee of the Board receiving the majority of “FOR” votes among votes properly cast will be elected as the Class One Director.

•

Proposal 3 (The Approval of an Amendment to the II-VI Incorporated Amended and Restated Articles of Incorporation to increase the number of authorized shares of common stock) – To be approved, the number of votes cast “FOR” the proposal must represent over 50% of the total outstanding shares of common stock that are present at the Annual Meeting and entitled to vote on this matter.

•

Proposal 4 (The Approval of an Amendment to the II-VI Incorporated Amended and Restated Articles of Incorporation for the adoption of majority voting of directors and the related elimination of cumulative voting in the election of directors) – To be approved, the number of votes cast “FOR” the proposal must represent over 50% of the total outstanding shares of common stock that are present at the Annual Meeting and entitled to vote on this matter.

•

Proposal 5 (The Approval of an Amendment to the II-VI Incorporated Amended and Restated Articles of Incorporation to amend the business purpose clause to reflect a change in the governing statute under Pennsylvania law) – To be approved, the number of votes cast “FOR” the proposal must represent over 50% of the total outstanding shares of common stock that are present at the Annual Meeting and entitled to vote on this matter.

•

Proposal 6 (The Advisory Vote on the Company’s Executive Compensation) – To be approved, the number of votes cast “FOR” the proposal must represent over 50% of the total outstanding shares of common stock that are present at the Annual Meeting and entitled to vote on this matter.

•

Proposal 7 (The Advisory Vote on the Frequency of Future Shareholders’ Advisory Votes on the Company’s Executive Compensation) – The frequency option that receives the highest number of votes cast is the option that will be deemed approved by the shareholders on an advisory basis.

•

Proposal 8 (The Ratification of the Audit Committee’s Selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for fiscal year 2012) – To be approved, the number of votes cast “FOR” the proposal must represent over 50% of the total outstanding shares of common stock that are present at the Annual Meeting and entitled to vote on this matter.

How are abstentions and broker non-votes counted?

With regard to the election of Directors (Proposals 1 and 2), votes may be cast in favor of a candidate or may be withheld. Since directors are elected by a plurality, withheld votes will have no effect on the election of directors. Under the Company’s Articles, By-Laws and applicable law, the affirmative vote of shareholders entitled to cast at least a majority of the votes which all shareholders present at the meeting in person or by proxy are entitled to cast generally is required for shareholder approval, including Proposals 3 through6 and Proposal 8. For these proposals, abstentions will have the same effect as a vote “AGAINST” such proposal. Proposal 7 also will be decided, on an advisory basis, by a plurality vote and, as such, abstentions will have no effect.

If your shares are held by a broker (in street name), the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things will happen depending on the type of proposal. For the ratification of the selection of the auditors (Proposal 8), which is considered a “routine” matter, the broker may vote your shares in its discretion. For the election of directors and other proposals (Proposals 1 through 7), which are considered “non-routine” matters, the broker may not vote your shares in its discretion. This results in a “broker non-vote” with respect to such matter. For Proposals 3 through 6 and Proposal 8, broker non-votes will have the same effect as abstentions on such matters and will not affect the result as such shares as not entitled to be cast on the matter. Broker non-votes, however, will have no effect on the election of directors or on Proposal 7 since by definition those matters are decided by a plurality vote.

How do I revoke my proxy?

A shareholder giving a proxy has the power to revoke it any time prior to its exercise by delivering to the Company a written revocation or a duly executed proxy bearing a later date (although no revocation shall be effective until notice thereof has been given to the Secretary of the Company), or by attendance at the meeting and voting his or her shares in person.

What is the difference between holding shares as a stockholder of record and as a beneficial owner of shares held in street name?

Shareholder of Record: If, on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a shareholder of record with respect to those shares.

Beneficial Owner of Shares Held in Street Name: If, on the Record Date, your shares were held in an account at a brokerage firm, bank, broker-dealer or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice was forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct the shareholder of record on how to vote the shares held in your account. You are also invited to attend the Annual Meeting.

If I am a shareholder of record of II-VI shares, how do I vote?

If you are the shareholder of record, you may vote in person at the Annual Meeting or by proxy.

•	To vote in person, come to the Annual Meeting and cast your vote prior to the start of the Annual Meeting.

•

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy over the Internet by following the instructions provided in the Notice, or if you request a full set of printed copies of the proxy materials by mail, you may also vote by mail or by telephone.

If I am a beneficial owner of II-VI shares held in street name, how do I vote?

If you are a beneficial owner of shares registered in the name of your broker, bank, dealer or other similar organization, and you wish to vote in person at the Annual Meeting, you should obtain a valid proxy from the organization that holds your shares. If you do not wish to vote in person or you will not be attending the Annual Meeting, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from us. Please follow the voting instructions provided by your broker, dealer or other similar organization to ensure that your vote is counted.

How can I find out the voting results of the Annual Meeting?

The preliminary voting results will be announced at the Annual Meeting. The final voting results will be tallied by the judges of elections after the Annual Meeting and published in a Current Report on Form 8-K that will be filed with the SEC and available on our website.

RECOMMENDATION OF THE BOARD OF DIRECTORS

The Board of Directors of the Company unanimously recommends a vote FOR each of the Board’s nominees named below for election as director, FOR an amendment to the II-VI Incorporated Amended and Restated Articles of Incorporation to increase the number of authorized shares of Common Stock, FOR the approval of an amendment to the II-VI Incorporated Amended and Restated Articles of Incorporation for the adoption of majority voting of directors and the related elimination of cumulative voting in the election of directors in order to effect majority voting, FOR the approval of an amendment to the II-VI Incorporated Amended and Restated Articles of Incorporation to amend the business purpose clause to reflect a change in the governing statute under Pennsylvania law, FOR, on an advisory basis, the Company’s executive compensation, FOR, on an advisory basis, a vote to conduct future advisory votes on executive compensation every year, and FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2012.

ELECTION OF DIRECTORS

(PROPOSAL 1)

The Company’s By-Laws provide that the Board of Directors shall establish the number of directors which shall be not less than five nor more than nine members. The By-Laws also provide for a board of directors of three classes, each class consisting of as nearly an equal number of directors as practicable, as determined by the Board. At present, the Board of Directors of the Company has determined that the number of directors shall be eight, consisting of three directors in Classes One and Three and two directors in Class Two.

Three directors of Class Three are to be elected to hold office for a term of three years until such time as their respective successors are elected and qualified, subject to the right of the shareholders to remove any director as provided in the By-Laws. A vacancy in the office of a director may be filled by the remaining directors then in office, even if less than a quorum, or by the sole remaining director. Any director elected by the Board of Directors to fill a vacancy shall serve until his or her successor is elected, or until his or her death, resignation or removal. If the Board of Directors increases the number of directors, any vacancy so created may be filled by the Board of Directors.

The professional and personal backgrounds, experience, qualifications attributes and skills of each of the director nominees, which are described below, reflect the qualities that the Company seeks in its Board members. In addition to the specific examples set forth below, the Board and the Company believe that the broad-based business knowledge, commitment to ethical and moral values, personal and professional integrity, sound business judgment and commitment to corporate citizenship demonstrated by the nominees make them exceptional candidates for these positions.

The persons named as proxies on the proxy card were selected by the Board of Directors and have advised the Board of Directors that, unless authority is withheld, they intend to vote the shares represented by them at the Annual Meeting as follows: for the election of Carl J. Johnson, who has served as a Director of the Company since 1971, for the election of Thomas E. Mistler who has served as a Director of the Company since 1977 and Joseph J. Corasanti, who has served as a Director of the Company since 2002.

The Board of Directors knows of no reason why each nominee for director would be unable to serve as Director. If at the time of the Annual Meeting any of the named nominees is unable or unwilling to serve as a director of the Company, the persons named as proxies intend to vote for such substitute as may be nominated by the Board of Directors. The following sets forth certain information concerning each nominee for election as a Director of the Company and each Director whose term of office will continue after the meeting.

Nominees for Class Three Directors Whose Terms will Expire in 2014

Carl J. Johnson, 69, has served as a Director of the Company since 1971. Dr. Johnson was a co-founder of the Company in 1971. He retired as an employee effective May 31, 2010. Dr. Johnson continues to serve as Chairman of our Board (in a non-executive capacity). He served as President of the Company from 1971 until 1985, as Chief Executive Officer from 1985 until 2007, and in the executive position of Chairman from 2007 to 2010. From 1966 to 1971, Dr. Johnson was Director of Research & Development for Essex International, Inc., an automotive electrical and power distribution products manufacturer. From 1964 to 1966, Dr. Johnson worked at Bell Telephone Laboratories as a member of the technical staff. Dr. Johnson completed his Ph.D. in Electrical Engineering at the University of Illinois. He holds B.S. and M.S. degrees in Electrical Engineering from Purdue University and Massachusetts Institute of Technology (MIT), respectively. His scientific knowledge along with his technological vision and operational know-how provide strategic direction to the Company and the Board of Directors. For all of these reasons, our Corporate Governance and Nominating Committee and Board have concluded that Dr. Johnson should be nominated to serve as a Director.

Thomas E. Mistler, 69, has served as a Director of the Company since 1977. Mr. Mistler was an operating partner for Buckingham Capital Partners, a private investment firm, from 2003 through 2009. Mr. Mistler was

President, Chief Executive Officer and a Director of ESCO Holding Corp. and Engineered Arresting Systems Corporation, a manufacturer of aircraft and vehicle arresting systems, from 1999 to 2003. Previously, he was Senior Vice President of Energy Systems Business for Westinghouse Electric Corporation (“Westinghouse”) from 1965 to 1998. Mr. Mistler served in various engineering, marketing and general management capacities with Westinghouse including serving as President of Westinghouse Saudi Arabia Limited from 1981 to 1984. Mr. Mistler graduated from Kansas State University with B.S. and M.S. degrees in Engineering. Mr. Mistler possesses executive management, operational and corporate governance experience, which contribute greatly to our Board. In addition, his engineering background and the international business experience he has developed throughout his career make him a valuable member of our Board of Directors. For all of these reasons, our Corporate Governance and Nominating Committee and Board have concluded that Mr. Mistler should be nominated to serve as a Director.

Joseph J. Corasanti, 47, has served as a Director of the Company since 2002. Mr. Corasanti has served as President and Chief Executive Officer of CONMED Corporation (“CONMED”), a publicly traded medical technology company, since 2006. From 1999 to 2006, he served as President and Chief Operating Officer of CONMED. From 1998 to 1999, he was Executive Vice President/General Manager of CONMED. He served as General Counsel and Vice President-Legal Affairs for CONMED from 1993 to 1998. From 1990 to 1993, he was an Associate Attorney with the Los Angeles office of the law firm of Morgan, Wenzel & McNicholas. Mr. Corasanti holds a B.A. degree in Political Science from Hobart College and a J.D. degree from Whittier College School of Law. He is a director of CONMED. Mr. Corasanti’s current executive position and his service on another publicly traded company’s board have provided him with leadership skills and experience in a variety of matters which he contributes to the Company’s Board. His experience and skill set, including his legal background, make him a valuable member of our Board of Directors. For all of these reasons, our Corporate Governance and Nominating Committee and Board have concluded that Mr. Corasanti should be nominated to serve as a Director.

The Board of Directors of the Company unanimously recommends a vote FOR each of the Board’s nominees named above for election as director.

ELECTION OF APPOINTED DIRECTOR

(PROPOSAL 2)

Nominee for Class One Director Whose Term will Expire in 2012

Howard H. Xia, 50, was appointed to the Board of Directors on April 1, 2011. Dr. Xia has served as General Manager of Vodafone China Limited, a wholly-owned company of Vodafone Group Plc, a publicly traded telecommunication company, since 2001. From 1994 to 2001, he served as a Director-Technology Strategy for Vodafone AirTouch Plc and AirTouch Communications, Inc. He served as a Senior Staff Engineer at Telesis Technology Laboratory from 1992 to 1994 and was a Senior Engineer at PacTel cellular from 1990 to 1992. Dr. Xia holds a B.S. in Physics from South China Normal University, an M.S. in Physics and Electrical Engineering and a Ph.D. in Electrophysics from Polytechnic Institute of New York University. Dr Xia’s extensive knowledge and experience of the telecommunications industry, his knowledge of international business including China, and strong leadership skills make him a valuable member of our Board of Directors. For all of these reasons, our Corporate Governance and Nominating Committee and Board have concluded that Mr. Xia should be nominated to serve as a Director.

The Board of Directors of the Company unanimously recommends a vote FOR the Board’s nominee named above for election as director.

Existing Class One Directors Whose Terms Expire in 2012

Marc Y.E. Pelaez, 65, has served as a Director of the Company since 2002. Mr. Pelaez is a Rear Admiral, United States Navy (retired). Rear Admiral Pelaez currently is a private consultant to defense and commercial companies. He was Vice President of Engineering and later Vice President of Business and Technology Development for Newport News Shipbuilding from 1996 until 2001, when it was acquired by Northrop Grumman Corporation. From 1993 to 1996, Rear Admiral Pelaez served as Chief of Naval Research. He served as the Executive Assistant to the Assistant Secretary of the Navy (Research, Development, and Acquisition) from 1990 to 1993. From 1968 to 1990, he held numerous positions, including command assignments in the United States Navy. He is a graduate of the United States Naval Academy. Mr. Pelaez has a broad technical background and understanding of technology and technology development, an understanding of military procurement practices as well as management leadership and consulting skills developed throughout his military and civilian careers. All of these factors make him a valuable member of our Board of Directors.

Wendy F. DiCicco, 44, has served as a Director of the Company since 2006. Ms. DiCicco has served as Chief Financial Officer of Quench USA, a privately held company providing purified water, since 2010. From 2008 to 2009, Ms. DiCicco served as Chief Financial Officer of Globus Medical, Inc., a medical technology company. From 1998 to 2008, Ms. DiCicco served as Chief Financial Officer of Kensey Nash Corporation, a medical technology company. From 1996 to 1998, she was Controller of Kensey Nash Corporation. She was an Accounting and Audit Manager with Deloitte & Touche from 1994 to 1996. From 1990 to 1994, she held positions of Staff Accountant and Senior Accountant with Deloitte & Touche. Ms. DiCicco graduated from Philadelphia College of Textiles and Science with a B.S. degree in Accounting. Ms. DiCicco is a Certified Public Accountant in the Commonwealth of Pennsylvania and is a member of the American Institute of Certified Public Accountants, Pennsylvania Institute of Certified Public Accountants and Financial Executives International. Ms. DiCicco adds financial reporting and management skills as a result of her career, including her experience with a large public accounting firm, and further enhances the Board’s knowledge base with respect to accounting, financial and other matters which makes her a valuable member of our Board of Directors.

Existing Class Two Directors Whose Terms Expire in 2013

Peter W. Sognefest, 70, has served as a Director of the Company since 1979. Mr. Sognefest is President, Chief Executive Officer and Chairman of Seamoc, Inc., a private consulting firm. From 2002 to 2003, Mr. Sognefest was Vice-Chairman of Xymox Technologies, Inc. (“Xymox”), a manufacturer of membrane switches. From 1996 to 2002, he was President and Chief Executive Officer of Xymox. From 1994 until 1996, he was President and Chief Executive Officer of LH Research, Inc. From 1992 until 1994, he was President and Chief Executive Officer of IRT Corporation. Until 1992, Mr. Sognefest was Chairman of Digital Appliance Controls, Inc. (DAC), which he founded in 1984. Mr. Sognefest was previously Vice President and General Manager of the Industrial Electronics Division of Motorola, Inc. (“Motorola”) from 1982 to 1984, having joined Motorola in 1977. From 1967 to 1977, he was with Essex Group, Inc., a wholly owned subsidiary of United Technologies Corporation, where he held the position of General Manager of Semi-Conductor Operations. Mr. Sognefest holds B.S. and M.S. degrees in Electrical Engineering from the University of Illinois. Mr. Sognefest brings to our Board leadership skills developed through his extensive executive management experience. In particular, his experience and knowledge of manufacturing in Asia contributes to the Board’s breadth of knowledge in this area.

Francis J. Kramer, 62, has served as a Director of the Company since 1989. Mr. Kramer has been employed by the Company since 1983, has been its President since 1985, and has been its Chief Executive Officer since 2007. Previously, Mr. Kramer served as Chief Operating Officer from 1985 to 2007. Mr. Kramer joined the Company as Vice President and General Manager of Manufacturing and was named Executive Vice President and General Manager of Manufacturing in 1984. Prior to his employment by the Company, Mr. Kramer was the Director of Operations for the Utility Communications Systems Group of Rockwell International Corp. Mr. Kramer graduated from the University of Pittsburgh with a B.S. degree in Industrial Engineering and from Purdue University with an M.S. degree in Industrial Administration. Mr. Kramer provides the Board with insight into the Company’s business operations, opportunities and challenges. In addition, Mr. Kramer’s history with the Company, laser industry experience and business background support his leadership skills and contributions to the Board.

DIRECTOR INDEPENDENCE AND CORPORATE GOVERNANCE

The Company’s Corporate Governance Guidelines provide that, in accordance with II-VI Incorporated’s long-standing policy, a substantial majority of the members of the Company’s Board of Directors must qualify as independent directors. The Company’s Board of Directors has determined that none of the continuing directors or nominees for election as director, other than Carl J. Johnson and Francis J. Kramer, has a material relationship with the Company (other than as director) and is therefore “independent” within the meaning of the current listing standards of NASDAQ. In its annual review of director independence, the Board of Directors considers all commercial, banking, consulting, legal, accounting or other business relationships any director may have with the Company. The Board of Directors considers a “material relationship” to be one that impairs or inhibits, or has the potential to impair or inhibit, a director’s exercise of critical and disinterested judgment on behalf of the Company and its shareholders. When assessing the “materiality” of a director’s relationship with the Company, the Board of Directors considers all relevant facts and circumstances not only from the standpoint of the director in his or her individual capacity, but also from the standpoint of the persons to whom the director is related and organizations with which the director is affiliated.

Code of Business Conduct and Ethics

The Board of Directors has approved and adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees of the Company and its subsidiaries. In addition, the Company has adopted an additional Code of Ethics for Senior Financial Officers. These documents are available on the Company’s website at www.ii-vi.com. The Company will promptly disclose on its website (i) any amendments or waivers with respect to a director’s or executive officer’s compliance with the Code of Business Conduct and Ethics, and (ii) any amendments or waivers with respect to any provision of the Code of Ethics for Senior Financial Officers.

Board’s Role in the Oversight of Risk Management

The Audit Committee of the Board of Directors has been designated to take the lead in overseeing risk management at the Board level. Accordingly, the Audit Committee schedules time for periodic review of risk assessment and management activities being undertaken by management throughout the year, in addition to its other duties. In this role, the Audit Committee receives reports from management, internal audit, and other advisors, and strives to generate serious and thoughtful attention to the Company’s risk management process and system, the nature of the material risks the Company faces, and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks. Although the Audit Committee leads these efforts, risk management is periodically reported on at the full Board level and feedback is sought from each director as to the most significant risks that the Company faces. This is principally accomplished through Audit Committee reports to the Board and discussion with management.

In addition to the formal compliance program, the Board and the Audit Committee encourage management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations of the Company. The Company’s risk management structure also includes an ongoing effort to assess and analyze the most likely areas of future risk for the Company and to address them in its long-term planning process.

Review and Approval of Related Person Transactions

The Company’s policies and procedures for review, approval or ratification of transactions with related persons are not contained in a single policy or procedure; instead, relevant aspects of such program are drawn from corporate documents.

The Company’s Code of Business Conduct and Ethics requires that all of the Company’s directors, officers and employees refrain from activities that might involve a conflict of interest. Additionally, the Company’s Code of Business Conduct and Ethics provides that each of the Company’s directors, officers and employees must openly and honestly handle any actual, apparent or potential conflict between that individual’s personal and business relationships and the Company’s interests. Before making any investment, accepting any position or benefit, participating in any transaction or business arrangement or otherwise acting in a manner that creates or appears to create a conflict of interest, such person must make a full disclosure of all relevant facts and circumstances to, and obtain the prior written approval of, the Company. Waivers of this Code for any of the Company’s executive officers or directors shall be granted only by the Board of Directors or a properly designated committee of the Board. It is expected that only those matters that are in the best interests of the Company would be approved or waived under this Code. Employees are required and encouraged to report violations of the Code, and such reports may be made anonymously. Anonymous reports are forwarded for review by the Audit Committee.

Nomination of Candidates for Director

The Company may consider candidates for director identified by several sources including existing directors, members of the Company’s management team, shareholders and third-party search firms.

The Company’s By-Laws describe the procedures to be followed by a shareholder in recommending nominees for director. In general, such nominations can only be made by a shareholder entitled to notice of, and to vote at, a meeting at which directors are to be elected, must be in writing and must be received by the Chairman of the Board of Directors no later than (i) with respect to the election of directors at an annual meeting, 90 days prior to the anniversary date of the prior year’s annual meeting, or (ii) with respect to the election of directors at a special meeting, within 10 days after notice of such meeting is given to shareholders or publicly disseminated. In addition, the nominations must include certain information regarding the nominating shareholder and the nominee for director, including their relationship and any understanding between such persons regarding such nomination, the shares owned by the nominating shareholder, the number of shares to be voted for such nominee and information concerning such nominee that would be required in a proxy statement filed with the SEC.

The Corporate Governance and Nominating Committee considers a variety of factors when determining whether to recommend a nominee for election to the Board of Directors, including those factors set forth in the Company’s Corporate Governance and Nominating Committee Charter. In general, candidates nominated for election or re-election to the Board of Directors should possess the following qualifications:

•	High personal and professional ethics, integrity, practical wisdom and mature judgment;

•	Broad training and experience in policy-making decisions in business;

•	Expertise that is useful to the Company and complementary to the background and experience of other directors;

•	Willingness to devote the amount of time necessary to carry out the duties and responsibilities as a director;

•	Commitment to serve on the Board of Directors over a period of several years in order to develop knowledge about the Company’s principal operations; and

•	Willingness to represent the best interests of all shareholders and objectively appraise management performance.

Potential candidates are screened and interviewed by the Corporate Governance and Nominating Committee of the Board of Directors. The Corporate Governance and Nominating Committee reviews the skills and attributes of Board members and candidates for the Board (including any candidates recommended by shareholders) within the context of the current make-up of the full Board, which is premised on the concept that the Company’s Board members should have individual backgrounds that, when combined, provide a diverse portfolio of experience and knowledge that will serve the Company’s governance and strategic needs. Although the Board does not have a specific diversity policy, candidates for Board service are considered on the basis of a range of criteria (in addition to the qualifications described above) including the current composition of the Board and the need to maintain a diversity of talents, backgrounds and perspectives. Candidates are also evaluated as to their broad-based business knowledge and contacts, prominence, commitment to ethical and moral values, personal and professional integrity, sound reputation in their respective fields as well as a global business perspective and commitment to corporate citizenship.

All members of the Board of Directors may interview the final candidates. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by shareholders.

Size of the Board

As provided in the Corporation’s Articles of Incorporation, the Board of Directors is comprised of no less than five and no more than nine members. The exact number of directors is determined by the Board based on its current composition and requirements.

Board Structure and Lead Independent Director

The role of Chairman of the Board is currently held by Carl J. Johnson, while the role of Chief Executive Officer is held by Francis J. Kramer. Our Board believes that the separation of these roles helps to ensure independent oversight of the Company, while at the same time, enables our Chief Executive Officer to focus his energies on the management of the Company and its day-to-day operations.

Dr. Johnson served as Executive Chairman of our Board from 1985 until May 31, 2010, when he officially retired. He continues to serves as Chairman of our Board, albeit in a non-executive capacity. During the time that Dr. Johnson served as Executive Chairman, our Board determined that it was appropriate to appoint a Lead Independent Director, in order to ensure that the Board of Directors served in a capacity which was independent of management and that the directors had an independent leadership contact. Thomas E. Mistler was appointed by the Board of Directors to fill this position. Despite the fact that Dr. Johnson no longer serves as Chairman in an executive capacity, our Board has determined that it is appropriate to maintain the Lead Independent Director position during this transition period.

In general, the major responsibilities of the Lead Independent Director include:

•	Chairing executive sessions of the independent directors conducted at each Board of Directors meeting;

•	Chairing meetings of the Board of Directors in the absence of the Chairman; and

•	Carrying out other duties as requested by the Corporate Governance and Nominating Committee and the Board of Directors.

Compensation of Directors

The Board of Directors sets the level of compensation for directors, based on the recommendation of the Compensation Committee, and taking into account the impact of compensation on director independence. Directors who are also current employees of the Company receive no additional compensation for services as directors.

The Compensation Committee periodically reviews the amount and form of compensation paid to directors, taking into account the compensation paid to directors of other comparable companies. The Committee conducts its review with the assistance of its outside independent compensation consultant, Mercer (US) Inc (“Mercer”), in the field of executive compensation. See “Director Compensation” in this proxy statement.

Stock Ownership Program

In order to further align the directors’ and executive officers’ interests with those of II-VI Incorporated’s shareholders, the Board of Directors has established a stock ownership program that requires each director to own at least 4,000 shares of the Company’s Common Stock. The Board of Directors has also established a stock ownership program that requires the Chief Executive Officer to own Company Common Stock having a value of at least three times his annual base salary and all other named executive officers to own Company Common Stock having a value that is at least equal to their annual base salary. A director who does not comply with this program would not be permitted to stand for re-election. As of the date of this proxy statement, all directors and executive officers currently meet or exceed this requirement.

Director Mandatory Retirement

The Board of Directors has adopted a retirement policy for directors. Under this policy, directors must retire and/or resign from the Board of Directors upon reaching the age of 75. There are no directors retiring under this provision at the Annual Meeting.

Standing Board Limits

Board members are limited to serving on a maximum of three public company boards excluding the Company. All directors currently comply with this requirement.

Change in Director Occupation

Pursuant to a policy adopted by the Board of Directors, when a director’s principal occupation or business association changes substantially during his or her tenure as a director, that director should tender his or her resignation for consideration by the Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee will recommend to the Board the action, if any, to be taken with respect to the resignation.

Access to Independent Advisors

The Board of Directors and its committees have the right to retain independent outside financial, legal or other advisors, as necessary and appropriate. The Company bears the cost of retaining such advisors.

Executive Sessions of Independent Directors

Executive sessions of independent directors, consisting of all directors other than Carl J. Johnson and Francis J. Kramer, are regularly scheduled and held at each meeting of the Board of Directors. The Lead Independent Director presides over these meetings.

Self-Evaluation, Self-Assessment and Director Continuing Education

The Board of Directors has a process whereby the full board and its members are subject to periodic self-evaluation and self-assessment. This process was most recently completed during the current fiscal year 2011.

The Board of Directors works with management to schedule new director orientation programs and director continuing education programs. The orientation programs are designed to familiarize new directors with the Company’s businesses, strategies and challenges, and to assist new directors in developing and maintaining skills necessary or appropriate for the performance of their responsibilities. Continuing education programs for board members may include a mix of in-house and third-party presentations and programs.

Meetings of the Board

The Board meets regularly on previously determined dates. Board meetings are held at least quarterly. Each Board member is expected to attend Board meetings and meetings of the committees on which the director serves either in person or by telephone, and to attend in person annual meetings of the Company’s shareholders.

Board Materials and Presentations

The agenda for each meeting is provided in advance of the meeting, together with written materials on matters to be presented for consideration, for the directors’ review prior to the meeting. As a general rule, written materials are provided in advance on all matters requiring Board action. Written materials are designed to provide concise summaries of the relevant information, a foundation for the Board’s discussion of key issues and to make the most efficient use of the Board’s meeting time. Directors may request from the Company any additional information they believe to be necessary to perform their duties.

Director Attendance at Annual Meeting of Shareholders

Directors are expected to attend the Annual Meeting of Shareholders. All of the incumbent directors attended last year’s annual meeting except for Dr Xia who was only appointed to the Board in April 2011.

Communications with Directors

Shareholders wishing to communicate with the Company’s Board of Directors may do so by sending a written communication addressed to the Lead Independent Director or to any member of the Board of Directors individually in care of II-VI Incorporated, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056. Any communication addressed to a director that is received at the Company’s principal executive offices will be delivered or forwarded to the individual director as soon as practical except for advertisements, solicitations or other matters unrelated to the Company. The Company will forward all communications received from its shareholders that are simply addressed to the Board of Directors to the chairperson of the committee of the Board of Directors whose purpose and function is most closely related to the subject matter of the communication.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Company’s Board of Directors held four (4) meetings during the fiscal year ended June 30, 2011. Certain meetings were held over a two-day period. Each director attended 100% of the meetings of the Board of Directors and any committee of which he or she was a member except for Dr. Xia who was only appointed to the Board in April 2011.

. The Board of Directors has the authority to hire independent advisors to help fulfill its duties.

The Board of Directors has four standing Committees: Audit; Compensation; Corporate Governance and Nominating and Subsidiary. The table below shows the current committee membership as well the number of meetings held by the committees.

	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee	Subsidiary Committee
Non-Employee Directors:
Joseph J. Corasanti	Member	Member	Member	Member
Wendy F. DiCicco	Chair	Member	Member	Member
Carl J. Johnson			Member	Member
Thomas E Mistler	Member		Chair	Member
Marc Y.E. Pelaez		Member	Member	Chair
Peter W. Sognefest		Chair	Member	Member
Howard H. Xia				Member

Employee Director
Francis J. Kramer

Number of Meetings in Fiscal 2011	4	7	4	4

Audit Committee

The Board has an Audit Committee of independent directors. The Audit Committee’s duties, in accordance with its written charter (a current copy of which is available on the Company’s website at www.ii-vi.com), include monitoring performance of the Company’s business plan, reviewing the Company’s internal accounting methods and procedures and reviewing certain business strategies. The Audit Committee has the authority to hire independent advisors to help fulfill its duties. The Audit Committee has established procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters. The Board of Directors has determined that Wendy F. DiCicco qualifies as an “audit committee financial expert,” as such term is defined by the SEC, and that she has the requisite level of financial sophistication required by the listing standards of NASDAQ. Each member of the Audit Committee is also “independent” as that term is defined under Rule 10A-3(b)(1)(ii) of the Exchange Act and meets all applicable listing standards of NASDAQ.

Compensation Committee

The Board has a Compensation Committee, comprised of independent directors, which is responsible for determining, in accordance with its written charter (a current copy of which is available on the Company’s website at www.ii-vi.com), the compensation of the Company’s directors and executive officers. The Compensation Committee’s duties also include administering and interpreting the Company’s 2009 Omnibus Plan (the “2009 Omnibus Plan”). The Compensation Committee selects from eligible employees those persons to whom awards will be granted and determines the type of award, the number of shares to be included in each award, any restrictions on exercise or vesting for some or all of the shares subject to the award and the award price. In addition, the Compensation Committee is responsible for proscribing, amending and rescinding rules and regulations relating to the 2009 Omnibus Plan; suspending the operation of the 2009 Omnibus Plan; and making all other determinations necessary to the administration of the 2009 Omnibus Plan, including the appointment of individuals to facilitate the day-to-day operation thereof. The Compensation Committee has the authority to hire independent advisors to help fulfill its duties.

For a description of the Compensation Committee’s processes and procedures in connection with consideration and determination of executive compensation, see “Compensation Discussion and Analysis” and, for director compensation, see “Director Compensation.”

Corporate Governance and Nominating Committee

The Board has a Corporate Governance and Nominating Committee, comprised of independent directors and one non-employee director, Dr. Carl J. Johnson, who retired from the Company in May 2010. The Corporate Governance and Nominating Committee, in accordance with its written charter (a current copy of which is available on the Company’s website at www.ii-vi.com), develops and implements policies and processes regarding corporate governance matters, assesses board membership needs and makes recommendations regarding potential director candidates to the Board of Directors. The Corporate Governance and Nominating Committee have the authority to hire independent advisors to help fulfill its duties. For additional information regarding the skills and qualifications our Corporate Governance and Nominating Committee consider with respect to potential director nominees, see “Nomination of Candidates for Director.”

The Board believes that it is in the best interests of the Company for Dr. Carl J. Johnson to serve as a member of the Corporate Governance and Nominating Committee. Until Dr. Johnson is an independent director, in order to comply with NASDAQ’s Rule 5605(e), only the independent directors of the Board will select the Company’s nominees for director.

Subsidiary Committee

The Board has a Subsidiary Committee, comprised of independent and non-employee directors. The Subsidiary Committee, in accordance with its written charter (a current copy of which is available on the Company’s website at www.ii-vi.com), oversees the activities of the Company’s operating subsidiaries as directed from time to time by the Board of Directors. Members of the Subsidiary Committee are requested to attend selected quarterly meetings of the Company’s operating subsidiaries and report back to the Board on material developments. The Subsidiary Committee has the authority to hire independent advisors to help fulfill its duties.

DIRECTOR COMPENSATION

The Company uses a combination of cash and share-based equity compensation to attract and retain qualified candidates to serve on the Company’s Board of Directors. In setting director compensation, the Company considers the significant amount of time that directors expend in fulfilling their duties as well as the skill-level required for members of the Company’s Board of Directors. Directors are subject to the Company’s minimum share ownership requirement of 4,000 shares of Common Stock. A director who does not comply with this requirement would not be permitted to stand for re-election. As of the date of this proxy statement, all directors currently meet or exceed this requirement.

The compensation program for the directors who are not also our employees, to whom we refer to as non-employee directors, is reviewed annually by our Compensation Committee to ensure the program remains competitive. As part of the Compensation Committee’s review, the types and levels of compensation offered to our non-employee directors are compared to those provided by a select group of comparable companies. The companies comprising this group are the same Comparator Group utilized for the Company’s Named Executive Officers (NEOs) and are listed in “Compensation Discussion and Analysis.”

The Compensation Committee strives to set director compensation targets that are competitive with our Comparator Group. Currently, the overall compensation levels of the Company’s directors are between the 25th percentile and the median of the Comparator Group. It relies on proxy statements, compensation surveys and Mercer for data on current market pay practices and trends. Mercer is primarily engaged to provide the Compensation Committee with publicly available compensation data and current compensation trends.

The components of director compensation in effect for the 2011 and 2010 Board terms were generally as follows:

Compensation Item	2011	2010
Annual retainer	$15,000	$15,000

Board of director meeting fee	$1,500	$1,500
Committee meeting fee except for Subsidiary Committee	$1,000	$1,000
Subsidiary Committee meeting fee	$1,500	$1,500

Chairman of the Board retainer	$30,000	$30,000
Annual fee for Audit Committee Chair	$10,000	$10,000
Annual fee for Compensation Committee Chair	$6,000	$2,000
Annual fee for Corporate Governance and Nominating Committee Chair	$5,000	$1,500
Annual fee for Subsidiary Committee Chair	$3,500	$1,500
Lead independent director retainer	$2,000	$2,000

Annual stock option award	$66,577	$101,350
Annual restricted stock award	$66,577	$—

Non-Employee Director Equity Program

Annual equity awards are typically granted to each eligible non-employee director under the 2009 Omnibus Plan. In August 2010, each non-employee director received a grant of 7,900 stock options to purchase shares of Common Stock at an exercise price of $16.86 per share, the fair market value of such stock on the date of grant, with a total fair value of $66,577 using a Black-Scholes valuation. Options received by non-employee directors have the same terms as grants to our employees. In addition, each non-employee director received a restricted stock award grant of 3,950 shares of Common Stock at a price of $16.86 with a total fair value of $66,577. The restricted stock awards have a three-year cliff vesting provision.

The table below summarizes the compensation paid by the Company to our non-employee directors for the fiscal year ended June 30, 2011. Francis J. Kramer, our President and Chief Executive Officer, is a member of the Board of Directors. Mr. Kramer’s compensation is reported in the Summary Compensation Table and the other tables set forth herein. He did not receive any additional compensation in connection with his service on our Board of Directors during fiscal year 2011.

Director Compensation Table

Fiscal Year Ended June 30, 2011

Non-employee Director	Fees Earned or Paid in Cash ($)	Option Awards ($) (1)	Stock Awards ($) (2)	Total ($)
Joseph J. Corasanti	$35,000	$66,577	$66,577	$168,154
Wendy F. DiCicco	37,500	66,577	66,577	170,654
Carl J. Johnson	120,750	66,577	66,577	253,904
Thomas E. Mistler	45,000	66,577	66,577	178,154
Marc Y.E. Pelaez	62,500	66,577	66,577	195,654
Peter W. Sognefest	75,500	66,577	66,577	208,654
Howard H. Xia	20,250	—	—	20,250

(1)	Represents the aggregate grant date fair value of option awards issued by the Company to the non-employee directors under the 2009 Omnibus Plan, computed in accordance with FASB ASC Topic 718. The grant date fair value of stock option awards is based on the Black-Scholes option pricing model. The actual value, if any, that a director may realize upon exercise of stock options will depend on the excess of the stock option price over strike value on the date of exercise. As such, there is no assurance that the value realized by a director will be at or near the value estimated by the Black-Scholes model. Dr. Xia did not receive any option awards during fiscal year 2011 as he was appointed to the Board of Directors on April 1, 2011. Refer to Note 1 to the Company’s Consolidated Financial Statements on Form 10-K for the fiscal year ended June 30, 2011 for relevant assumptions used to determine the valuation of option awards, except that any estimate of forfeitures for service-based conditions have been disregarded.

(2)	Represents the aggregate grant date fair value of restricted stock issued by the Company during the year presented, computed in accordance with FASB ASC Topic 718. The grant date fair value of restricted stock was computed based upon the closing price of the Company’s Common Stock on the date of grant. Dr. Xia did not receive any restricted stock awards during fiscal year 2011 as he was appointed to the Board of Directors on April 1, 2011

The following table provides information regarding unvested stock options and unvested restricted stock held by each of our non-employee directors on June 30, 2011:

Director Equity Awards Table

As of June 30, 2011

Non-employee Director	Unvested Restricted Stock (#)	Total Option Awards Held (#)	Exercisable Option Awards (#)
Joseph J. Corasanti	3,950	86,380	40,304
Wendy F. DiCicco	3,950	81,420	35,344
Carl J. Johnson	3,950	231,350	223,450
Thomas E. Mistler	3,950	164,620	118,544
Marc Y.E. Pelaez	3,950	157,820	111,744
Peter W. Sognefest	3,950	57,540	11,464
Howard H. Xia	—	—	—

Recent Compensation Decisions

On August 20, 2011, the Compensation Committee granted stock option and restricted stock awards under the 2009 Omnibus Plan to our non-employee directors. This current grant of stock option and restricted stock awards were made to our non-employee directors to align the timing of their grants with the timing of grants to the Company’s NEOs (hereinafter defined) and other Company employees which usually takes place in August of each year. Each non-employee director received a grant of 9,300stock options to purchase shares of Common Stock at the exercise price of $17.53 per share for a total fair value of $81,500 using a Black-Scholes valuation. The stock options vest 20% per year over five years and have a 10 year life. In addition, each non-employee director received a restricted stock award grant of 4,650 shares of Common Stock at a price of $17.53 with a total fair value of $81,500. The restricted stock awards have a three-year cliff vesting provision.

APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF

INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

(PROPOSAL 3)

The Board of Directors has adopted an amendment to the Company’s Amended and Restated Articles of Incorporation to increase the number of shares of Common Stock the Company is authorized to issue from 100,000,000 to 300,000,000. The purpose of the amendment is to allow the Company to have a sufficient number of shares of authorized and unissued common stock which can be issued in connection with such corporate purposes as may, from time to time, be considered advisable by the Board of Directors. Having such shares available for issuance in the future will give the Company greater flexibility and will allow such shares to be issued as determined by the Board of Directors without the expense and delay of a special shareholders’ meeting to approve such additional authorized capital stock. Such corporate purposes could include, without limitation, the issuance of shares in connection with equity financings, acquisitions, equity compensation plans, distributions of shares and stock splits. At the present time the Company has no immediate intentions to take any such actions.

The increase in authorized common stock will not have any immediate effect on the rights of existing shareholders. However, the Board of Directors will have the authority to issue authorized common stock without requiring future shareholder approval of such issuances, except as may be required by the Articles of Incorporation and applicable law and regulations. To the extent that the additional authorized shares are issued in the future, they will decrease the existing shareholders’ percentage equity ownership and, depending upon the price at which they are issued as compared to the price paid by existing shareholders for their shares, could be dilutive to the Company’s existing shareholders. The holders of common stock have no preemptive rights to subscribe for or purchase any additional shares of common stock that may be issued in the future.

The increase in the authorized number of shares of common stock and the subsequent issuance of such shares could have the effect of delaying or preventing a change in control of the Company without further action by the shareholders. Shares of authorized and unissued common stock could (within the limits imposed by applicable law) be issued in one or more transactions that would make a change in control of the Company more difficult, and therefore less likely. Any such issuance of additional stock could have the effect of diluting the earnings per share and book value per share of outstanding shares of common stock, and such additional shares could be used to dilute the stock ownership or voting rights of a person seeking to obtain control of the Company. The Board of Directors is not aware of any attempt to take control of the Company and has not presented this proposal with the intention that the increase in the authorized shares of common stock be used as a type of antitakeover device.

The Board hereby requests the shareholders to affect the foregoing by voting in favor of amending and restating the first sentence of Article 5 of the Articles to read in its entirety as follows (with no other changes to Article 5):

The aggregate number of shares which the corporation is authorized to issue is: Three Hundred Million (300,000,000) shares of the common stock, having no par value per share (the “Common Stock”), and Five Million (5,000,000) shares of preferred stock, having no par value per share (the “Preferred Stock”).

The Board of Directors of the Company unanimously recommends a vote FOR the amendment to the Amended and restated Articles of Incorporation to increase the number of authorized shares of Common Stock.

APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION FOR THE ADOPTION OF MAJORITY VOTING IN THE ELECTION OF DIRECTORS AND THE RELATED ELIMINATION OF CUMULATIVE VOTING IN ELECTION OF DIRECTORS IN ORDER TO EFFECT MAJORITY VOTING

(PROPOSAL 4)

The Board of Directors has adopted, subject to shareholder approval, an amendment to the Company’s Articles of Incorporation which would adopt majority voting in the election of directors and eliminate cumulative voting. The Board believes that the adoption of majority voting and the elimination of cumulative voting is in the best interest of the Corporation and its shareholders, as these proposed changes would strengthen the Company’s corporate governance objectives as it relates to the election of directors.

The Board hereby requests the shareholders to affect the foregoing by voting in favor of the following changes to the Articles:

The addition of new Article 5.B of the Articles to read in its entirety as follows (with the subsequent subsections of Article 5 to be re-lettered accordingly):

“B. In each election of directors, every shareholder entitled to vote shall have the right to cast one vote for each share of Common Stock standing in such shareholder’s name on the books of the corporation for each of such number of candidates as there are directors to be elected, but no shareholder shall have any right to cumulate votes and cast them for one candidate or distribute them among two or more candidates.”

The amendment and restatement of Article 6.A of the Articles in its entirety to read as follows:

“A. In addition to the right of the Board of Directors under law to remove a director for cause, and subject to the rights of the holder of any series of Preferred Stock then outstanding, any director, any class of directors, or the entire Board of Directors may be removed from office by a vote of the shareholders at any time, with or without assigning any cause, but only if shareholders entitled to cast at least two-thirds (2/3) of the votes which all shareholders would be entitled to cast at an annual election of directors or of such class shall vote in favor of such removal.”

The addition of a new Article 7 of the Articles to read in its entirety as follows:

“7. A nominee for director shall be elected to the Board of Directors at a meeting of shareholders if the votes cast for such nominee by the shareholders entitled to vote in the election exceeds the votes cast against such nominee; provided that if the number of nominees exceeds the number of directors to be elected, then the nominees receiving the highest number of votes up to the number of directors to be elected shall be elected. For purposes of this Article 7, a majority of the votes cast means that the number of shares voted “FOR” a director must exceed the number of votes cast “AGAINST” that director; abstentions are not counted as votes cast. Any nominee for director who is not an incumbent director and is not so elected shall not take office. Any incumbent director nominated for re-election but not so elected shall, in the event such director’s successor shall not have been selected and qualified, take such actions (which may include the tender of the director’s resignation for consideration by the Board of Directors) as shall be consistent with applicable law and the company’s By-laws. The Board of Directors shall have the authority to adopt and amend appropriate By-laws to implement this Article 7.”

The Board of Directors of the Company unanimously recommends a vote FOR the approval of the Amended and Restated Articles of Incorporation for the adoption of majority voting and the elimination of cumulative voting in the election of directors.

APPROVAL OF AN AMENDMENT TO THE COMPANY’S AMENDED AND RESTATED ARTICLES OF INCORPORATION TO AMEND THE BUSINESS PURPOSE CLAUSE TO REFLECT A CHANGE IN THE GOVERNING STATUTE UNDER PENNSYLVANIA LAW

(PROPOSAL 5)

The Board of Directors has adopted, subject to shareholder approval, an amendment to the Company’s Articles of Incorporation which amend the business purpose clause to reflect a change in the statute governing the Company under Pennsylvania. The Company was incorporated under the Business Corporation Law of 1933 which has subsequently been replaced by the Business Corporation Law of 1988. Accordingly, the Board has adopted an amendment to the Company’s business purpose clause to reflect the correct statute and hereby requests the shareholders affect the foregoing by voting in favor of amending and restating Article 3 of the Articles to read in its entirety as follows:

The corporation shall have unlimited power to engage in and to do any or all lawful business for which corporations may be incorporated under the Business Corporation Law of 1988, as amended.

If the shareholders approve any of the amendments to the Articles as described in Proposals 3 through5, the Company will file amended and restated Articles of Incorporation with the Department of State of the Commonwealth of Pennsylvania whereupon the amendments to the Company’s Articles approved by the shareholders will become effective. Additionally, the Board of Directors will make such amendments to the Company’s By-laws to conform to the Articles so as so amended.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

In the paragraphs that follow, the Company (or “we”) will provide an overview and analysis of the Company’s (or “our”) executive compensation program, the material compensation decisions we have made under this program and related policies, and the material factors that we considered in making those decisions. Following the Compensation Discussion and Analysis you will find a series of tables containing specific information about the compensation earned or paid in fiscal years 2011, 2010 and 2009 to the following individuals whom we refer to as our named executive officers (“NEOs”):

•	our President and Chief Executive Officer, Mr. Francis J. Kramer,

•	our Chief Financial Officer and Treasurer, Mr. Craig A. Creaturo,

•	our Executive Vice President, Dr. Vincent D. Mattera, Jr.

•	our Vice President – Military & Materials Businesses, Mr. James Martinelli, and

•	our former Executive Vice President – Infrared Optics, Mr. Herman E. Reedy, who retired effective December 31, 2010.

Highlights of our executive compensation philosophy and programs include the following:

•

The objectives of our executive compensation program are to attract and retain top talent, drive the achievement of short-term and long-term objectives, link pay with performance, align managements’ interest with our stockholders’ interests and to be competitive in the markets in which we compete for talent.

•	The compensation program for our NEOs consists of the following three components: (i) base salary; (ii) annual cash incentive awards; and (iii) long-term equity-based compensation.

•

We generally target individual base salaries at the market median of our Comparator Group (hereinafter defined). We target total annual cash compensation and long-term equity compensation awards to provide for total direct compensation that matches the quartile operating performance of the Company when benchmarked against our Comparator Group (as defined hereinafter).

•	The Compensation Committee has a pay-for-performance philosophy, which is why a substantial portion of our executives’ annual and long-term compensation is “at risk.”

•

Our Compensation Committee has retained an independent compensation consultant to advise the committee on executive compensation matters and to ensure that compensation decisions are reasonable and fair, particularly in light of the compensation decisions made by companies included in the Comparator Group.

•	Our cash incentive bonuses are aligned directly with critical measures of annual performance, consistent with our pay-for-performance philosophy.

•

Our long-term equity compensation is intended to drive the achievement of critical long-term business objectives, align management’s interests with those of our shareholders and foster retention of key executives.

•	The Company does not provide perquisites or personal benefits to the NEOs.

As shareholders you will be invited to express your view of the compensation paid to the Company’s NEOs, as discussed and analyzed below. In considering how to vote in Proposal 6 below, you should be guided by the following discussions, in evaluating whether the Compensation Committee and the Board have adequately aligned the interests of the Company’s executives with those of our shareholders.

Recap of the Company’s Performance in 2011

We strive to pay for performance and we believe our financial results for fiscal year ended June 30, 2011 illustrates that we have achieved this goal. Although the volatility in the global economic environment over the past two fiscal years presented challenges for the Company, in 2011 we achieved significant positive financial results:

•	Generated revenues of $502.8 million, an increase of 46% over our revenues of $345.1 million in fiscal year 2010;

•	Achieved net earnings of $83.0 million, an increase of 114% over our net earnings of $38.7 million in fiscal year 2010;

•	Continued our strategy of growth by acquisition by acquiring Max Levy Autograph, Inc. in December 2010 and Aegis Lightwave, Inc. in July 2011.

•	Generated $73.5 million of cash from operations for fiscal year ended June 30, 2011 and ended June 30, 2011 with a solid balance sheet.

The items above are only a summary. For more complete information about our financial performance, please review the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011 filed with the SEC on August 26, 2011.

Compensation Philosophy and Objectives

World class organizations have clear purposes and challenging objectives that require talented and committed people to achieve those objectives. Every day the Company works to be a world class organization and to provide a compensation program which re-enforces and emphasizes its focus on the achievement of its business objectives. With these goals in mind, the Company has defined its global compensation objectives and philosophy which guide the Company’s compensation practices. The Company’s executive compensation program is designed to align our executives’ compensation with the Company’s strategic objectives, while providing competitive compensation that enables us to attract, retain, motivate and reward high quality executive talent. The Company’s executive compensation philosophy is based on a fundamental philosophy of pay-for-performance with a substantial portion of pay being “at-risk,” meaning it is not guaranteed, but rather is largely earned through cash bonuses or equity-based compensation which is subject to the Company performance. The Compensation Committee of the Board of Directors believes in a system that rewards employees for performance. Company performance is measured by revenue growth, rate of profitability, earnings growth and cash flow from operations which are key drivers of total shareholder return. The primary objectives of our executive compensation program are to:

•	Accomplish business objectives that drive the long-term, profitable growth of the Company.

•	Attract, retain, motivate and reward high quality people with compensation systems and pay levels that are market competitive and aligned with performance.

•	Maximize Company performance to enhance total shareholder return.

•	Provide compensation in a manner that allows for shared risks and the opportunity for shared rewards.

•	Link the interests of the NEOs to the interest of shareholders and other potential investors.

•

Provide incentive for innovation, quality management, responsiveness to customer needs, talent management, environmental, health and safety performance, and an action-oriented approach to opportunities in the marketplace.

The Company believes that its executive compensation philosophy is best achieved by targeting base salaries at the market median of our Comparator Group (hereinafter defined). The Company targets total annual cash compensation and long-term equity incentive awards to provide for total direct compensation that matches the quartile operating performance of the Company when benchmarked against our Comparator Group as further described below.

Principal Components of Executive Compensation

The principal components of our executive compensation program are:

•	Base salary;

•	Annual cash incentive awards; and

•	Long-term, equity-based compensation.

Mix of Compensation Components

Executive compensation is based on our pay-for-performance philosophy, which emphasizes executive performance measures that correlate closely with the achievement of both shorter-term performance objectives and longer-term shareholder value. To this end, a substantial portion of our NEOs’ annual and long-term compensation is “at-risk.” This provides more upside potential and downside risk to the executives which we believe is justified due to their ability to influence the performance of the Company as a whole.

Compensation Committee Matters and Scope of Authority

The Compensation Committee meets the independence standards of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”). The Compensation Committee acts on behalf of the Board of Directors of the Company and, by extension, the shareholders to establish the compensation of executive officers of the Company and provides oversight of the Company’s global compensation philosophy. The Compensation Committee is advised by an independent compensation consultant, Mercer, which is retained directly by and reports to the Compensation Committee. The compensation consultant performs no other work for the Company without the express approval of the Compensation Committee. The compensation consultant had no prior relationship with our Chief Executive Officer or any other executive officer.

The Compensation Committee acts as the oversight committee with respect to the 2009 Omnibus Plan, the II-VI Incorporated Deferred Compensation Plan and the bonus plans discussed below covering NEOs and other employees. In overseeing those plans, the Compensation Committee may delegate, when appropriate, authority for day-to-day administration and interpretation, including selection of participants, determination of award levels within plan parameters, and approval of award documents, to officers and employees of the Company. In general, certain duties such as participant selection and award determination have been delegated to the Chief Executive Officer and Vice President of Human Resources and matters regarding award documents have been delegated to the Chief Financial Officer. However, the Compensation Committee may not delegate any authority under those plans for matters affecting the compensation and benefits of the NEOs.

The Committee’s Processes

The Compensation Committee has established a number of processes to assist it in ensuring that the Company’s executive compensation program is achieving its objectives. Among those are:

•	Meetings. The Compensation Committee meets as needed each year. Compensation Committee agendas are established in advance of the meetings in consultation with the Committee Chair.

•

Assessment of Company Performance. The Compensation Committee uses performance measures in establishing total compensation ranges. The Compensation Committee considers various measures of Company and industry performance, including revenues, operating profits, earnings per share, cash flow from operations, and growth from acquisitions. The Board of Directors believes profitable growth is the primary objective of the Company and the NEOs should be measured on and rewarded for the financial growth of the Company.

•

Assessment of Individual Performance. Individual performance has a strong impact on the compensation of all employees, including the NEOs. During the course of the year, the Compensation Committee meets with the Chief Executive Officer and the Vice President of Human Resources to review recommendations on changes, if any, in the base salary of each NEO other than the Chief Executive Officer. During fiscal year 2011, the Compensation Committee continued to engage Mercer as its independent compensation consultant. Based on the Compensation Committee’s judgment and salary practices, input from a peer group survey conducted by Mercer, and each employee’s performance and contribution to the Company, the Compensation Committee adjusts total annual compensation for each of the NEOs.

•

Target Pay Philosophy. The Compensation Committee considers relevant market pay practices when setting executive compensation to ensure the Company’s ability to recruit, motivate and retain high caliber talent.

Development of Peer Group for Compensation Purposes

In assessing market competitiveness, the total annual compensation of the Company’s NEOs is reviewed against executive compensation of a designated set of publicly-traded companies which are listed below (the “Comparator Group”). The Comparator Group was identified and selected by the Compensation Committee with the assistance of Mercer. The Comparator Group for fiscal year 2011 consisted of 17 manufacturing companies with an Optical, Electronics, Instrumentation and/or Engineering NAICS code having revenues ranging from $0.3 billion to $1.4 billion, with median revenues of the Comparator Group approximating the revenues of the Company, and an average return on sales of 10% or higher over a three-year period. The Company’s Comparator Group has executive officer positions that are comparable to the Company’s in terms of breadth, complexity and scope of responsibilities. In fiscal year 2011, the Comparator Group was comprised of the following companies: American Science & Engineering Inc., Cabot Microelectronics Corp., Ceradyne, Inc., Cree, Inc., Cymer Inc., FEI Co., FLIR Systems, Inc., Franklin Electric Co., Inc., IPG Photonics Corporation, MKS Instruments, Inc., Microsemi Corporation., OmniVision Technologies, Inc., Rofin-Sinar Technologies, Inc., Rogers Corporation., Silicon Laboratories, Inc., Trimble Navigation Limited and Veeco Instruments Inc. For fiscal year 2011 the Comparator Group includes two new companies, MKS Instruments, Inc. and Trimble Navigation Limited, and excludes two companies used in fiscal year 2010, Dionex Corp (acquired) and Park Electrochemical Corp. (below revenue range).

In determining executive compensation, the Compensation Committee reviewed the compensation practices of the Comparator Group in order to ensure the appropriateness of the Company’s compensation program design and compensation levels. Mercer employed a benchmarking process as an assessment tool that compares elements of the Company’s compensation program with those of companies from the Comparator Group.

The purpose of the benchmarking process is to:

•	Understand the competitiveness of current pay levels relative to the Comparator Group with similar revenues and business characteristics;

•	Understand the alignment between executive compensation levels and company performance; and

•	Serve as a basis for developing salary adjustments and incentive awards for the Compensation Committee’s approval.

Use of Judgment

The Compensation Committee believes that the application of their collective experiences and related business judgment significantly contributes to the compensation decision process as well as the application of data and formulae. The Company’s compensation policies and practices reflect this belief. While blended market data provide an important tool for analysis and decision-making, the Compensation Committee realize that over-reliance on data can give a false illusion of precision. Consequently, the Compensation Committee also gives consideration to an individual’s personal contribution to the organization as well as his skill sets, qualifications, experience and demonstrated performance. The Company also values and seeks to reward performance that develops talent within the Company, embraces the sense of urgency that distinguishes the Company, and demonstrates the qualities of imagination and drive to resolve longer-term challenges or important new issues.

These and similar qualities and competencies are not easily correlated to typical compensation data, but also deserve, and are given, consideration in reaching compensation decisions. The blended market data provides the Compensation Committee and senior management with the foundation for application of the above principles and the ensuing decisions.

Components of Executive Compensation for fiscal year 2011

For fiscal year 2011, our executive compensation program consisted of the following components: 1) base salary; 2) annual cash incentive awards; and 3) long-term equity-based compensation. The Compensation Committee believes this program balances the mix of cash and equity compensation and makes a significant portion of each NEO’s compensation package “at-risk.” Historically, executive compensation for a particular fiscal year is reviewed by the Compensation Committee on a preliminary basis during its last meeting in the prior fiscal year and finalized during its first meeting in the current fiscal year. The following is a discussion of the Compensation Committee’s considerations in establishing each of the compensation components for the NEOs.

Base Salary

The Compensation Committee sets base salary levels for executive officers each year based on a number of factors, including individual performance, competition in the marketplace for individuals in similar positions, the responsibilities of the particular position, the experience of the individual and the particular positions relationship to other positions within the Company. Base salary is the one fixed component of our NEO’s total direct compensation (which includes base salary, short- and long-term incentive compensation), in contrast to annual and long-term compensation, which is “at-risk” based on the Company’s performance. The Compensation Committee meets with the Chief Executive Officer and Vice President of Human Resources to review recommendations on changes, if any, in base salary of each NEO other than the Chief Executive Officer. The Compensation Committee receives input from Mercer when the Compensation Committee reviews recommendations on changes, if any, to the base salaries of the NEOs. The executive officers’ base salaries are targeted at the market median for similar positions at companies included in the Comparator Group. For more information regarding our NEO’s base salaries, see the “Summary Compensation Table.”

In fiscal year 2011, the following base salary adjustments were made: Mr. Kramer’s base salary increased from $433,000 to $560,000; Mr. Creaturo’s base salary increased from $234,500 to $318,000; Dr. Mattera’s base salary increased from $250,000 to $345,000; and Mr. Martinelli’s base salary increased from $196,000 to $264,000. These salary adjustments were made to approximate base salaries at the market median. Mr. Reedy’s base salary of $252,000 remained at this level until his retirement effective December 31, 2010.

Cash Incentive Bonuses

The Compensation Committee establishes the targeted bonus program for each NEO each fiscal year based on input from several sources, including Mercer and, for each NEO, other than the Chief Executive Officer, the Chief Executive Officer and the Vice President of Human Resources. The awards are designed to target an aggregate payout, (including the NEO’s base salary and bonus) at the upper-third quartile or lower fourth quartile of the Comparator Group’s annual total cash payout for NEOs in similar positions and with similar responsibilities when the Company’s operating performance is also in the upper-third quartile or lower fourth quartile as compared to our Comparator Group’s performance. Consistent with the Company’s “at-risk” compensation philosophy, the Compensation Committee targeted this range to emphasize its pay-for-performance philosophy, which aligns compensation awards with the achievement of our performance objectives relevant to our Comparator Group. Actual bonus program payouts are determined by the Compensation Committee based upon the actual performance by the NEO and the Company against the targeted goals. The cash incentive bonuses link annual cash incentive payments to performance based on revenues, earnings per share, growth from acquisitions, and other relevant performance metrics. Actual bonus program payouts also take into consideration the NEO’s leadership skills and job responsibilities. These awards are not guaranteed.

The Compensation Committee has established three separate types of cash bonus programs that may be utilized for NEOs. These cash incentive bonus programs, the Bonus Incentive Plan, the Management-by-Objective Plan and the Discretionary Incentive Plan, are described below.

Bonus Incentive Plan

Our NEOs participate in the same Bonus Incentive Plan that is available to all employees who have met the required one year tenure with the Company. Under the Bonus Incentive Plan, each eligible employee receives a cash bonus which is allocated from a pre-determined percentage of the appropriate unit’s operating profit, as determined by the Compensation Committee. The Company believes that the operating profits of each unit is the appropriate metric to calculate the Bonus Incentive Plan payout and helps align the interests of all eligible employees with the operating profit goal of the unit. In general terms, the Bonus Incentive Plan is based on the budgeted operating profit for a particular unit. A fixed percentage of operating profit is allocated over the projected base wages of qualified participants such that each participant is targeted to receive an equal percentage bonus based on their base wages. Actual results will change from the budgeted payout due to changes in actual operating profit performance vs. budgeted operating performance, and changes in actual base wages vs. budgeted base wages. The Company believes the established target level is a meaningful “at-risk” compensation level and is consistent with the overall “at-risk” compensation philosophy that focuses on the financial growth and profitability of the Company. All NEOs participate in the Bonus Incentive Plan that has been established for the Company’s corporate employees except for Mr. Reedy who participated in the Company’s Infrared Optics bonus incentive plan. Partial bonus amounts are paid quarterly based on interim financial performance, and the remainder is paid after fiscal year end. The Compensation Committee establishes the budgeted target goal for the Bonus Incentive Plan at an attainable but challenging level. Payouts of awards under the Bonus Incentive Plan are set forth in the Summary Compensation Table in the “Non-Equity Incentive Plan Compensation” column.

Management-by-Objective Plan

Under the Management-by-Objective Plan, a fixed percentage of the appropriate business unit or location’s operating profits is determined by the Compensation Committee and awarded to selected employees. The Company believes that the operating profits of each business unit or location are the appropriate metric to calculate the Management-by-Objective payout as operating profits are a financial measurement of the business unit’s or location’s growth. In general terms, the Management-by-Objective Plan targets a payout if the business unit or location achieves its targeted operating profit goals and the employee accomplishes his or her pre-established team goals. The Company believes the targeted payout is an appropriate “at-risk” compensation level for these eligible employees and helps promote cross-functional performance and teamwork goals on financial, operational, customer, technical development and safety objectives that are important to the Company and that require collaborative efforts from more than one employee and from one or more departments or functional areas. Messrs. Creaturo and Martinelli participate in the Management-by-Objective Plan that has been established for the Company’s corporate location. These awards under the Management-by-Objective Plan are based on graded performance of recipients measured against pre-established Company operational goals. Mr. Kramer and Dr. Mattera did not participate nor receive a payout for the Management-by-Objective Plan in fiscal years 2009, 2010 and 2011 because they had significant influence on the establishment and grading of the goals under this program. Mr. Reedy did not participate nor receive a payout for the Management-by-Objective Plan in fiscal years 2010 and 2011, due to his planned retirement. The Chief Executive Officer, the Business Segment Leader and the Vice President of Human Resources establish the operational target goals for the Management-by-Objective Plan to an attainable but challenging level. The Compensation Committee, in conjunction with the Chief Executive Officer, may adjust the payout under this plan based upon the evaluation of the individual’s participation and the overall accomplishments of the Management-by-Objective Plan. Payouts of awards under the Management-by-Objective Plan appear in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

Discretionary Incentive Plan

The Discretionary Incentive Plan provides a mechanism for providing compensation to the NEOs based on not only the Company’s performance, but their individual performance. The targeted amounts to be paid to the NEOs under this plan provide the most significant non-equity incentive compensation opportunity. Awards under the Discretionary Incentive Plan are “at-risk” based on the performance of the Company, business unit and/or location. Each NEO has a Discretionary Incentive Plan with an assigned target award opportunity, expressed as a dollar amount. The Discretionary Incentive Plan is individually tailored to the responsibility of the NEO. Certain goals of the Discretionary Incentive Plan are linked to the Company’s annual growth objectives for revenues and earnings per share. Other goals focus on specific financial and operational targets that have been determined by the Compensation Committee and/or Chief Executive Officer and Vice President of Human Resources to be important for that particular employee to direct his efforts. Each performance goal is graded individually and the Discretionary Incentive Plan award payout is based on the total achievement with respect to each of the individual performance goals. The Chief Executive Officer approves individual Discretionary Incentive Plans, except his own, which is approved by the Compensation Committee. The Discretionary Incentive Plan is available to all NEOs and selected members of the Company’s senior management. Payouts of awards under the Discretionary Incentive Plan appear in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column.

During fiscal year 2011, for Mr. Kramer, the performance goals for his discretionary incentive bonus were based upon consolidated revenues and earnings per share for the fiscal year. Mr. Creaturo’s performance goals were based upon consolidated revenues and earnings per share for the fiscal year and upon pre-established individual goals which have been determined to be important in relation to the position he maintains within the Company. Dr. Mattera’s performance goals were based upon the revenues and earnings per share of the Compound Semiconductor Group and Near-Infrared Optics segments, which he manages, and on certain individual goals, which have been determined to be important in relation to the position he maintains within the Company. Mr. Martinelli’s performance goals were based upon the revenues and earnings per share of both the Company’s consolidated results and the Military & Materials business segment, which he manages, and on certain individual goals, which have been determined to be important in relation to the position he maintains within the Company. Mr. Reedy’s performance goals were based upon the revenues and earnings per share of the Infrared Optics business segment, which he managed. The Compensation Committee believes an appropriate measurement of each NEO’s performance is such person’s ability to drive both revenue and earnings per share growth in accordance with Company’s compensation philosophy.

For fiscal year 2011, three levels of performance were established for each Discretionary Incentive Plan: (i) a threshold level of performance, below which no discretionary incentive bonus is paid; (ii) a target level of performance, for which a target level of discretionary incentive bonus is paid; and (iii) a maximum level of performance, for which an amount above the target level of discretionary incentive bonus is paid. The fiscal year 2011 targets, for which bonus payments were earned, whether at the threshold, target or maximum percentage amounts, were established based on targeted results for selected financial metrics including consolidated revenues, earnings per share, segment revenues and segment earnings per share. In general, the targeted levels of performance are correlated with the Company’s annual growth objectives for revenues and earnings per share. With respect to the other metrics utilized in determining whether discretionary incentive bonuses are achieved, which are not disclosed in this proxy statement, the Compensation Committee sets the minimum, target and maximum levels for each year such that the relative difficulty of achieving the target level is consistent from year to year and is set to be an attainable but challenging goal to meet.

For more information regarding our annual cash incentive programs, see the Summary Compensation Table and the Grants of Plan-Based Awards Table.

Long-Term Equity Compensation

The Compensation Committee believes that long-term equity compensation is an integral component of our compensation program because it has the effect of retaining and motivating high-quality employees. In addition, the Compensation Committee believes that long-term equity compensation aligns the interests of eligible employees with the interests of shareholders, and rewards the achievement of the Company’s long-term strategic goals. Payment of long-term incentive awards to our NEOs is targeted at levels that range towards the upper-third quartile and lower fourth quartile of Comparator Group executives in comparable positions, utilizing the same compensation data used for setting total annual cash compensation when the Company’s operating performance is also in the upper third quartile and lower fourth quartile range against our Comparator Group’s performance. At the beginning of each fiscal year, the Compensation Committee reviews and approves a pool of equity-based compensation for that year to be granted to NEOs and other eligible employees who participate in the Company’s long-term equity programs. In recent years, three types of long-term equity awards, stock options, performance shares and restricted stock have been granted to NEOs. The long-term equity awards granted to our NEOs are designed in combination with our cash compensation to target an aggregate payout in the upper third quartile or lower fourth quartile of the total direct compensation paid by our Comparator Group. The allocation among stock option, performance share and restricted stock is at the discretion of the Compensation Committee and may vary from NEO to NEO and year to year. The Compensation Committee believes that the use of stock options is an effective way to align the NEOs’ interests with shareholders’ interests, because executives only receive value through stock options if the Company’s stock appreciates. At the same time, the Compensation Committee does not want single-minded focus to drive short-term stock price appreciation to the detriment of the long-term success of the Company. To address this concern, the Company uses performance shares and restricted stock to ensure the NEOs’ remain focused on the long-term strategic goals of the Company. Generally, each NEO receives annual stock option, performance share and restricted stock awards during the first quarter of the fiscal year.

The Company’s stock option, performance shares and restricted stock vest immediately prior to a change in control. Stock options, performance shares and restricted stock also vest in the event of death, disability or retirement, although performance awards only vest to the extent earned on a pro-rata basis for the months employed relative to the performance period. In all other circumstances, the awards terminate upon termination of employment. These vesting provisions are provided to reduce distractions that might otherwise arise in a change-in-control situation and to otherwise provide vesting terms that the Company believes are comparable in the market for these kinds of awards.

The Compensation Committee uses the grant date fair value of the equity compensation as calculated under Accounting Standards Codification (ASC 718), “Compensation-Stock Compensation,” to determine the value of the stock option, performance share and restricted stock awards. More specifically, for stock options, the Company uses a Black-Scholes valuation.

Long-Term Equity Compensation – Stock Options

Stock options provide the opportunity to purchase and maintain an equity interest in the Company and to share in the appreciation of the value of the Company’s Common Stock over time. All stock options granted in fiscal year 2011 were granted from the Company’s 2009 Omnibus Plan. Some key features of our stock option program include:

•

Options generally vest over a five year period, with 20% vesting occurring on each of the first, second, third, fourth and fifth anniversaries of the grant date, except for the Chief Executive Officer, whose stock options become 100% vested upon grant;

•	The term of each grant does not exceed 10 years; and

•	The exercise price is equal to the closing market price on the date of grant.

Mr. Reedy’s outstanding stock options became 100% vested in accordance with the terms of the Company’s 2009 Omnibus Plan as a result of his retirement effective December 31, 2010.

Long-Term Equity Compensation – Performance Shares

Performance shares provide the opportunity to receive shares of Company stock if certain Company performance goals are achieved. At June 30, 2011, each of the Company’s NEOs had two outstanding performance share awards granted under the 2009 Omnibus Plan including an award granted in 2009 with a twenty-four month performance period which ended June 30, 2011 (the “2009 Performance Awards”) and an award granted in 2010 with a twenty-four month performance period which ends on June 30, 2012 (the “2010 Performance Awards”). Our performance share awards entitle recipients to receive shares of our common stock in the event that one or more independent performance goals are achieved by the Company. The 2009 and 2010 Performance Awards include two independent performance components, which are weighted equally: (i) consolidated revenue and (ii) consolidated cash flow from operations, Payout of the revenue portion of an award is independent from and not contingent upon the payout of the cash flow portion of an award and vice versa. The payout of these awards is determined by the Compensation Committee and is based upon the greater of (i) the actual results for the full twenty-four-month performance period or (ii) the sum of the deemed payouts for each of the four (4) consecutive six-month periods comprising each of the performance periods, based on predetermined six-month goals. The Compensation Committee establishes the target performance goals underlying these awards to be attainable but challenging. The Compensation Committee believes that growth in revenues and cash flow from operations correlate to increased stock value over time. Performance shares under the 2009 Awards and 2010 Award may be earned as follows:

•	Achieving 79.99% or less of either or both performance goals earns 0% of the target award for that particular performance goal;

•	Achieving between 80.0% and 99.99% of either or both performance goals earns from 50.0% to 99.99% of the target award for that particular performance goal;

•	Achieving 100.0% of either or both performance goals earns 100.0% of the target award for that particular performance goal;

•	Achieving between 100.1% and 119.99% of either or both performance goals earns from 100.01% up to 149.99% of the target award for that particular performance goal; and

•	Achieving 120.0% or greater of either or both performance goals earns 150.0% of the target award for that particular performance goal.

Performance shares that are deemed earned by the Compensation Committee are issued after the completion of the applicable performance period and upon the determination and approval of the Compensation Committee that one or more performance goals have been achieved at a particular level.

The target revenue and target cash flow established by the Compensation Committee for the 2009 Awards were $541.8 million and $101.1 million, respectively. Actual revenues and cash flow for the twenty-four month period ended June 30, 2011 were $847.9 million and $145.9 million, respectively.

The Company’s target and actual performance shares earned for the Revenue Awards and the Cash Flow Awards granted for the twenty-four month performance period, which ended June 30, 2011 were as follows:

Named Executive Officer	Revenue Awards Target	Revenue Awards Earned	Overall % of Revenue Target	Cash Flow Awards Target	Cash Flow Awards Earned	Overall % of Cash Flow Target
Francis J. Kramer	16,700 shares	25,050 shares	150.0%	16,700 shares	25,050 shares	150.0%
Craig A. Creaturo	4,500 shares	6,750 shares	150.0%	4,500 shares	6,750 shares	150.0%
Vincent D. Mattera, Jr.	3,850 shares	5,775 shares	150.0%	3,850 shares	5,775 shares	150.0%
James Martinelli	3,850 shares	5,775 shares	150.0%	3,850 shares	5,775 shares	150.0%

For more information regarding the long-term incentive component of our compensation program, see the “Summary Compensation Table” and “Grants of Plan-Based Awards Table.”

Long-Term Equity Compensation – Restricted Stock

Because it is important to the Company to provide compensation that is externally competitive and to retain our executive officers, the Company utilizes time-based restricted stock which has a three year cliff-vesting from the date of the grant. Grants of restricted stock help provide balance to the executive compensation program when used with stock options and performance shares and also help minimize excessive risk taking.

Deferred Compensation

The II-VI Incorporated Deferred Compensation Plan (the “Deferred Compensation Plan”) is designed to allow executive officers and key employees of the Company to defer receipt of compensation into a trust fund for retirement or other qualified purposes. The Deferred Compensation Plan was established to provide retirement savings benefits for NEOs and other executives beyond what is available through the II-VI Incorporated Employees’ Profit Sharing Plan, which is subject to IRS limitations on annual contributions and compensation. Under the Deferred Compensation Plan, eligible participants can elect to defer up to 100% of discretionary incentive compensation, performance shares and restricted stock into an account that will be credited with earnings at the same rate as one or more investments chosen by the participant, which are similar to the investment funds under the II-VI Incorporated Employees’ Profit Sharing Plan. The Company does not make any matching contributions to the Deferred Compensation Plan. All assets in the Deferred Compensation Plan are subject to claims of the Company’s creditors until such amounts are paid to participants.

For more information regarding the amounts deferred under the Deferred Compensation Plan, see the “Non-Qualified Deferred Compensation Table.”

Employees’ Profit Sharing Plan

The NEOs participate in the II-VI Incorporated Employees’ Profit Sharing Plan (the “Profit Sharing Plan”) which is available to all eligible employees who have met tenure and service requirements. All NEOs participate in the Profit Sharing Plan that covers the Company’s corporate employees. The Profit Sharing Plan also has the features of a 401(k) plan. Under the Profit Sharing Plan, the Company makes a matching contribution to the Profit Sharing Plan based upon the employee’s 401(k) deferred savings. In addition, the Company makes an additional contribution to the Profit Sharing Plan out of the Company’s operating profits as determined by the Compensation Committee.

For information regarding our contributions to the NEOs’ accounts under the Profit Sharing Plan, see the “Summary Compensation Table.”

Perquisites and Other Benefits

The Company does not provide perquisites or personal benefits to NEOs.

Employment Agreements

Each of the NEOs has an employment agreement with the Company, terminable by either party on thirty days’ prior written notice, which contains, among other matters, provisions for payment of compensation and benefits, and agreements regarding confidentiality, non-competition and assignment of inventions. These agreements are intended to protect the Company from a misuse of confidential information, knowledge and experience by the employee, and to specify the terms of separation, should the employee cease to be employed by the Company. The agreements generally provide for severance payments prior to a change in control of up to nine months’ base salary for all NEOs, except for Mr. Kramer, whose agreement calls for two times Average Annual Salary (as defined in his employment agreement) and contain change in control provisions. These change in control provisions, however, do not provide for a tax gross-up if severance compensation paid in connection with a change in control transaction is a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”). In fact, they provide for a cut-back of such compensation so that such payments are not “parachute payments” under the Code. The terms of these agreements are more fully described in the section titled “Potential Payments upon Change in Control and Employment Termination.” The severance and change in control provisions of these agreements are provided to reduce personal distractions that might otherwise arise day-to-day or in a change-in-control situation and to otherwise provide severance provisions, including change in control provisions, that the Company believes are comparable in the market for these kinds of agreements.

The employment agreement with Mr. Kramer was entered into in 2007 in connection with his agreement to serve as Chief Executive Officer of the Company. Mr. Kramer’s agreement was amended and restated in 2008, primarily to make his arrangements comply with Section 409A of the Code. In connection with the execution of Mr. Kramer’s employment agreement in 2007, as a result of the limitations imposed on severance payments in connection with a change in control pursuant to Section 280G of the Code, and in lieu of a tax gross-up provision, the Compensation Committee of the Board of Directors accelerated the vesting provisions on all outstanding stock options held by Mr. Kramer as of June 30, 2007. In addition, the Compensation Committee currently intends to continue to grant Mr. Kramer fully-vested options so that, in the event of a change in control transaction, no option award would accelerate and vest and thus be included as a “parachute payment” under Section 280G. The stock options awarded to Mr. Kramer in August 2009, 2010 and 2011 were fully vested. See also “Recent Compensation Decisions” below. The Compensation Committee believes that its decision to accelerate the vesting of Mr. Kramer’s outstanding options in connection with his agreement to serve as Chief Executive Officer, including the accounting impact of such decision, in lieu of a tax gross-up provision, was appropriate and in the best interests of the Company given the adverse impact of Section 280G of the Code and the cost of a tax gross-up, Mr. Kramer’s long service with the Company and his long history of holding stock options for periods in excess of the vesting periods.

Messrs. Creaturo and Martinelli entered into employment agreements with the Company in 2008. Before that time, Messrs. Creaturo and Martinelli did not have any employment agreements with the Company. These agreements are intended to protect the Company from a misuse of confidential information, knowledge and experience by the employee, and to specify the terms of separation should the employee cease to be employed by the Company.

Dr. Mattera originally entered into an employment agreement in 2004 in connection with his initial employment with the Company. In 2008, the Company entered into an amended and restated employment agreement with Dr. Mattera. This agreement includes provisions regarding the misuse of confidential information, knowledge or experience by the employee and specifies the terms of separation should Dr. Mattera cease to be employed by the Company.

The employment agreement with Mr. Reedy was entered into in 1988 and remained in effect until his retirement effective December 31, 2010.

As noted above, each of these employment agreements are more fully described in the section entitled “Potential Payments upon Change in Control and Employment Termination.”

Tax Considerations

The Committee considers the impact of the applicable tax laws with respect to executive compensation. In certain circumstances, applicable tax laws impose potential penalties on compensation or result in a loss of deduction to the Company for such compensation. Participation in and compensation paid under our plans, contracts and compensation arrangements may result in the deferral of compensation that is subject to the requirements of Section 409A of the Internal Revenue Code. While we intend for our plans, contracts and compensation arrangements to be structured and administered in a manner that complies with the requirements of Section 409A, to the extent that our plans, contracts and compensation arrangements fail to meet certain requirements under Section 409A, compensation earned thereunder may be subject to immediate taxation and tax penalties.

With certain exceptions, Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to certain covered employees. Compensation paid to covered employees is not subject to the deduction limitation if it is considered “qualified performance-based compensation.” The Committee reserves the right to provide both market and performance-based compensation to covered employees. Certain awards, such as stock options and performance share awards, are intended to qualify for deduction under Section 162(m). Other types of awards, such as restricted shares, however, may not qualify for the performance-based exception, and therefore may not be deductible under Section 162(m). While the Committee considers the tax impact of any compensation arrangement, it reserves the right to approve non-deductible compensation that is consistent with the overall Pay Philosophy of the Company. However, the Compensation Committee does not believe that such loss of deductibility would have a material impact on the financial condition of the Company.

Compensation Decisions for Fiscal Year 2012

At its August 20, 2011 meeting, the Compensation Committee approved the NEOs’ compensation packages for fiscal year 2012 which included adjustments to the NEOs’ base salaries and the granting of stock options, performance shares and restricted stock.

The performance shares granted on August 20, 2011, establish specific performance goals for the twenty-four month period ending June 30, 2013 (the “2013 Performance Period”). These awards provide for Revenue Awards and Cash Flow Awards for the 2013 Performance Period in equal amounts.

The Revenue Awards and Cash Flow Awards are earned as follows:

•	Achieving 79.99% or less of either or both performance goals earns 0% of the target award for that particular performance goal;

•	Achieving between 80.0% and 99.99% of either or both performance goals earns between 50.0% to 99.99% of the target award for that particular goal;

•	Achieving 100.0% of either or both performance goals earns 100.0% of the target award for that particular performance goal;

•	Achieving between 100.1% and 119.99% of either or both performance goals earns from 100.01% up to 149.99% of the target award for that particular performance goal; and;

•	Achieving 120.0% or greater of either or both performance goals earns 150.0% of the target award for that particular goal.

Payouts will be determined based upon the greater of (i) the actual results for the 2013 Performance Period or (ii) the sum of the deemed payouts for each of the four consecutive six-month periods comprising the 2013 Performance Period, based on predetermined six-month performance goals. Payout of Revenue Awards is not contingent upon payout of Cash Flow Awards and vice versa.

The Revenue Awards and Cash Flow Awards targets for the NEOs for the 2013 Performance Period are as follows:

Named Executive Officer	Revenue Awards	Cash Flow Awards	Fair Value at Target Payout	Fair Value at Maximum Payout
Francis J. Kramer	20,264 shares	20,264 shares	$710,400	$1,065,600
Craig A. Creaturo	9,132 shares	9,132 shares	$320,100	$480,150
Vincent D. Mattera, Jr.	13,050 shares	13,050 shares	$457,415	$686,123
James Martinelli	4,444 shares	4,444 shares	$155,400	$233,100

In addition, on August 20, 2011, the Compensation Committee granted stock options and restricted stock to the NEOs under the 2009 Omnibus Plan. The stock options contain the same features as described in the section titled “Long-Term Equity Compensation – Stock Options”, above and were granted with a strike price $17.53, the closing price of the Company’s stock on August 19, 2011. Stock options were granted with five-year ratable vesting and a ten-year life except for Mr. Kramer whose stock options were granted fully vested. Restricted stock was granted with a three-year cliff vesting. Stock options and restricted stock were granted to the NEOs as follows:

Named Executive Officer	Stock Options Granted	Grant Date Fair Value
Francis J. Kramer	108,070 shares	$947,200
Craig A. Creaturo	48,700 shares	$426,800
Vincent D. Mattera, Jr.	69,600 shares	$609,886
James Martinelli	23,700 shares	$207,200

Named Executive Officer	Restricted Shares Granted	Grant Date Fair Value
Francis J. Kramer	40,528 shares	$710,400
Craig A. Creaturo	18,264 shares	$320,100
Vincent D. Mattera, Jr.	26,100 shares	$457,415
James Martinelli	8,888 shares	$155,400

Pay for Performance

In July 2011, Mercer conducted a Pay for Performance study which indicated that the Company’s financial performance, based upon Mercer’s Pay for Performance Methodology, ranked 4th highest among the Comparator Group, or within the 70th to 80th percentile. In terms of total direct compensation, the Company’s CEO was ranked 9th highest among the Comparator Group, or within the 50th to 60th percentile. The Compensation Committee expects that future compensation programs will more closely align the Company’s financial performance ranking and the total direct compensation ranking of the Company’s CEO over one and three year periods.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has:

(1)	reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management; and

(2)	based on the review and discussions referred to in paragraph (1) above, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

Peter W. Sognefest, Chairman

Joseph J. Corasanti

Wendy F. DiCicco

Marc Y.E. Pelaez

The foregoing report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

COMPENSATION AND RISK

The Company’s compensation programs and policies are designed to motivate and reward our employees and executive officers for their performance during the fiscal year and over the long-term and for taking appropriate business risks. The Compensation Committee periodically reviews our compensation policies and practices to ensure that they do not encourage our executives or other employees to take inappropriate risks. Based on these reviews and a review of the Company’s internal controls, the Compensation Committee and management have concluded that such policies and practices are sound and do not encourage executives or other employees to take excessive risks which would be reasonably likely to have a material adverse effect on the Company.

Our compensation programs for our executives and other key employees include the following features, which we believe reduce incentives for excessive risk taking and mitigate incentives to maximize short-term results at the expense of long-term value:

•	Balanced Pay Mix: Our compensation program balances the mix of cash and equity compensation and short-term and long-term awards.

•

Mix of Performance Metrics: We do not rely on a single performance metric to determine payouts for performance-based awards. Instead, performance targets are tied to a variety of financial metrics, including operating profits, revenue, earnings per share, cash flow from operations and growth from acquisitions.

•	Calculation and Verification of Performance: Controls are in place to ensure accuracy of calculations as to actual performance against the pre-established performance targets for each award.

•

Stock Ownership Guidelines: As it relates to our executives, this policy requires our CEO to own Company common stock having a value of at least three times his annual base salary and all other executive officers to own Company common stock having a value at least equal to their annual base salary.

COMPENSATION OF EXECUTIVE OFFICERS

The following table summarizes compensation paid to our current Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers (collectively, our Named Executive Officers or NEOs) for the fiscal years ended June 30, 2011, 2010 and 2009, except in the case of our former Executive Vice President – Infrared Optics for whom such disclosure was not required in fiscal year 2009. Mr. Reedy retired from the Company effective December 31, 2010. All subsequent tables and information in this section will be presented for these five employees as applicable. All footnote references and explanatory remarks relate to fiscal year 2011 unless otherwise noted.

Summary Compensation Table

Fiscal Years Ended June 30, 2011, 2010 and 2009

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)		Option Awards ($) (2)		Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)	Total ($)
Francis J. Kramer President and Chief Executive Officer	2011 2010 2009	$560,000 433,000 433,000		$776,004 503,626 399,416		$517,280 403,403 417,589	$1,317,541 806,837 46,981	$25,328 33,060 25,825	$3,196,153 2,179,926 1,322,811

Craig A. Creaturo Chief Financial Officer and Treasurer	2011 2010 2009	$297,125 234,500 227,125		$259,230 209,059 108,078		$172,932 108,836 112,255	$461,497 296,890 91,519	$32,288 30,872 21,731	$1,223,072 880,157 560,708

Vincent D. Mattera, Jr. Executive Vice President	2011 2010 2009	$276,667 229,250 208,500		$228,890 193,680 93,980		$152,538 294,137 94,294	$483,915 343,402 275,940	$27,157 28,584 22,217	$1,169,167 1,089,053 694,931

James Martinelli Vice President – Military & Materials Businesses	2011 2010 2009	$247,000 196,000 194,000		$247,646 193,680 93,980		$184,635 93,457 94,294	$325,387 245,922 116,999	$34,412 25,974 20,260	$1,039,080 755,033 519,533

Herman E. Reedy Former Executive Vice President— Infrared Optics	2011 2010	$126,000 183,250	$	— 144,815	$	— 40,256	$233,623 264,689	$23,641 22,316	$383,264 655,326

(1)	Represents the aggregate grant date fair value of performance shares and restricted stock issued by the Company during the years presented, computed in accordance with FASB ASC Topic 718. For restricted stock, the grant date fair value was computed based upon the closing price of the Company’s Common Stock on the date of grant. For performance shares, the grant date fair value was computed based upon the estimate of aggregate compensation expense to be recognized over the service period, which was calculated based upon the number of shares projected to be earned multiplied by the stock price at the date the performance share plan was established. The grant date fair value of the performance share awards included in this column was calculated based on the probable outcome of the performance conditions, as determined at the grant date. The grant date fair value of performance shares for fiscal year 2011 were, Mr. Kramer, $388,002; Mr. Creaturo, $129,615; Dr. Mattera, $114,445 and Mr. Martinelli, $97,928. The grant date fair value of the performance share awards if they were calculated at the maximum payout for each of our named executive officers would have been: Mr. Kramer, $582,003; Mr. Creaturo, $194,422; Dr. Mattera, $171,668 and Mr. Martinelli, $146,891. The grant date fair value of restricted stock awards was based on the fair market value of the Company’s Common Stock on the date of the grant. The grant date fair value of restricted stock was: Mr. Kramer, $388,002; Mr. Creaturo, $129,615; Dr. Mattera, $114,445 and Mr. Martinelli. $149,718.

(2)	Represents the aggregate grant date fair value of stock option awards issued by the Company during the years presented, computed in accordance with FASB ASC Topic 718. Refer to Note 1 to the Company’s Consolidated Financial Statements on Form 10-K for the year ended June 30, 2011 for the relevant weighted-average assumptions underlying the valuation of the option awards, except that any estimate of forfeitures for service-based conditions have been disregarded. The grant date fair value of stock option awards is based on the Black-Scholes option pricing model. The actual value a named executive officer may realize upon exercise of stock options, if any, will depend on the excess of the stock option price over the grant date fair market value on the date of exercise. As such, there is no assurance that the value realized by a named executive officer will be at or near the value estimated by the Black-Scholes model.

(3)

Amounts reflect the cash awards earned by our NEOs under the Company’s Bonus Incentive Plan, the Management-by-Objective Plan and the Discretionary Incentive Plan, which are discussed in further detail in Compensation Discussion and Analysis. Mr. Kramer and Dr. Mattera did not participate in the Management-by-Objective Plan in fiscal years 2009, 2010 and 2011. Mr. Reedy did not participate in the Management-by-Objective Plan for fiscal years 2009 and 2010. The cash awards earned by Mr. Kramer, Mr. Creaturo, Dr. Mattera, Mr. Martinelli and Mr. Reedy under the Bonus Incentive Plan for fiscal year 2011 were $128,841, $68,387, $68,467, $56,859 and $25,623, respectively. The cash awards earned by Mr. Creaturo and Mr. Martinelli under the Management-by-Objective Plan for fiscal year 2011 were $32,425 and $21,058, respectively. The cash awards earned by Mr. Kramer, Mr. Creaturo, Dr. Mattera, Mr. Martinelli and Mr. Reedy under the Discretionary Incentive Plan for fiscal year 2011 were $1,188,700, $360,685, $415,448, $247,470 and $208,000 respectively.

(4)	Amounts reflect premiums paid for life and disability insurance and the Company’s 401(k) and profit sharing contributions under the Company’s Profit Sharing Plan, which is qualified under Section 401 of the Code. Profit sharing contributions made by the Company on behalf of Mr. Kramer, Mr. Creaturo, Dr. Mattera, Mr. Martinelli and Mr. Reedy for fiscal year 2011 were $17,271, $23,346, $17,200, $24,150 and $17,200, respectively. 401(k) matching contributions made by the Company on behalf of Mr. Kramer, Mr. Creaturo, Dr. Mattera, Mr. Martinelli and Mr. Reedy, for fiscal year 2011 were $6,473, $8,702, $8,925, $9,710 and $4,917, respectively.

This table provides additional information about grants of awards to our NEOs in the fiscal year ended June 30, 2011.

Grants of Plan-Based Awards

Fiscal Year Ended June 30, 2011

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)					Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards; Number of Securities Underlying Stock (#) (4)	All Other Option Awards; Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards ($/ Share) (6)	Grant Date Fair Value of Stock and Option Awards (7)
		Threshold ($)	Target ($)		Maximum ($) (2)		Threshold (#)	Target (#)	Maximum (#)
Francis J. Kramer	—	$—	$475,000	(i)	$1,188,700	(i)	—	—	—	—	—	$—	$—
	—	$—	$93,250	(ii)	$140,280	(ii)	—	—	—	—	—	$—	$—
	8/21/2010	$—	—		—		11,510	23,020	34,530	—	—	$—	$388,002
	8/21/2010	$—	—		—		—	—	—	23,020	—	$—	$388,002
	8/21/2010	$—	—		—		—	—	—	—	61,380	$16.86	$517,280

Craig A. Creaturo	—	$—	$144,274	(i)	$360,685	(i)	—	—	—	—	—	$—	$—
	—	$—	$39,162	(ii)	$68,387	(ii)	—	—	—	—	—	$—	$—
	—	$—	$21,105	(iii)	$32,425	(iii)	—	—	—	—	—	$—	$—
	8/21/2010	$—	—		—		3,845	7,690	11,535	—	—	$—	$129,615
	8/21/2010	$—	—		—		—	—	—	7,690	—	$—	$129,615
	8/21/2010	$—	—		—		—	—	—	—	20,520	$16.86	$172,932
Vincent D. Mattera, Jr.	—	$—	$207,725	(i)	$519,313	(i)	—	—	—	—	—	$—	$—
	—	$—	$54,275	(ii)	$81,143	(ii)	—	—	—	—	—	$—	$—
	8/21/2010	$—	—		—		3,395	6,790	10,185	—	—	$—	$114,445
	8/21/2010	$—	—		—		—	—	—	6,790	—	$—	$114,445
	8/21/2010	$—	—		—		—	—	—	—	18,100	$16.86	$152,538

James Martinelli	—	$—	$109,500	(i)	$273,750	(i)	—	—	—	—	—	$—	$—
	—	$—	$44,088	(ii)	$66,132	(ii)	—	—	—	—	—	$—	$—
	—	$—	$23,760	(iii)	$35,640	(iii)	—	—	—	—	—	$—	$—
	8/21/2010	$—	—		—		2,905	5,810	8,715	—	—	$—	$97,928
	8/21/2010	$—	—		—		—	—	—	5,810	—	$—	$97,928
	8/21/2010	$—	—		—		—	—	—	—	15,480	$16.86	$130,458
	2/12/2011	$—	—		—		—	—	—	2,000	—	$—	$51,790
	2/12/2011	$—	—		—		—	—	—	—	4,000	$25.90	$54,177
Herman E. Reedy	—	$—	$208,000	(i)	$208,000	(i)	—	—	—	—	—	$—	$—
	—	$—	$25,623	(ii)	$25,623	(ii)	—	—	—	—	—	$—	$—

(1)

These columns show the range of potential payouts for awards made in fiscal year 2011 under (i) the Discretionary Incentive Plan, (ii) the Bonus Incentive Plan and (iii) the Management-by-Objective Plan assuming the target or maximum goals are satisfied with respect to the applicable performance measures underlying such awards. There was no threshold level of performance under these awards. These payouts are performance-driven and, therefore, are “at-risk.” The business measurements and performance goals underlying these awards are described in “Compensation Discussion and Analysis.” Mr. Kramer, Dr. Mattera and Mr. Reedy did not receive any awards under the Management-by-Objective Plan for fiscal 2011. The aggregate incentive amounts paid under these plans for fiscal year 2011 are set forth in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)	The maximum payout under the non-equity incentive plan awards represents the actual payments made in fiscal year 2011 to the NEOs for awards granted under the Discretionary Incentive Plan, the Bonus Incentive Plan and the Management-by-Objective Plan.

(3)	These columns show the range of payouts of performance share awards granted under the 2009 Omnibus Plan if threshold, target or maximum goals are achieved, as described in the section titled “Long-Term Incentive Compensation—Performance Share Awards” in “Compensation Discussion and Analysis.”

(4)	This column represents the number of restricted stock awards granted in fiscal year 2011 to the NEOs under the 2009 Omnibus Plan. Mr. Reedy did not receive a grant of restricted stock in fiscal year 2011 as he began the fiscal year with a plan to transition towards retirement. In February 2011, restricted stock was awarded to Mr. Martinelli in the amount of 2,000 shares for his efforts relating to an increase in his management responsibilities. These awards have a three-year cliff-vesting feature from the date of the grant.

(5)	This column shows the number of stock options granted in fiscal year 2011 to the NEOs under the 2009 Omnibus Plan. Generally, options vest and become exercisable ratably in five equal annual installments beginning one year after the grant date except for Mr. Kramer, whose options are fully vested upon grant pursuant to the terms of his employment agreement. Mr. Reedy did not receive a grant of restricted stock in fiscal year 2011 as he began the fiscal year with a plan to transition towards retirement. In February 2011, stock options were awarded to Mr. Martinelli in the amount of 4,000 options for his efforts relating to an increase in his management responsibilities.

(6)	This column shows the exercise prices for the stock options granted to the NEOs in fiscal year 2011, which are equal to the closing market prices of Common Stock on the respective grant dates.

(7)	This column shows the full grant date fair value of the stock and option awards reported in this table, which were computed in accordance with FASB ASC Topic 718. Generally, the full grant date fair value of an award is the amount the Company would expense in its financial statements over the award’s vesting schedule as determined at the grant date. The performance share grant date fair value is based on a value of $16.86 per share, which was the closing price of Common Stock on the grant date multiplied by the targeted number of the future payout of the performance shares at the target level. Refer to Note 1 to the Company’s Consolidated Financial Statements on Form 10-K for the year ended June 30, 2011 for the relevant weighted-average assumptions underlying the valuation of the option awards, except that any estimate of forfeitures for service-based conditions have been disregarded.

This table summarizes the equity awards held by our NEOs which are outstanding as of June 30, 2011.

Outstanding Equity Awards

As of Fiscal Year End June 30, 2011

Name	Number of Securities Underlying Unexercised Options # Exercisable (1)	Number of Securities Underlying Unexercised Options # Unexercisable (1)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (5)
Francis J. Kramer						—	—	17,265	$441,984
						31,320	$801,792	—	—
	40,000	—		$3.23	8/09/2012	—	—	—	—
	28,000	—		$8.44	8/13/2014	—	—	—	—
	50,000	—		$9.55	2/24/2015	—	—	—	—
	18,000	—		$10.37	8/12/2016	—	—	—	—
	8,300	—		$10.54	8/31/2016	—	—	—	—
	35,200	—		$13.89	8/11/2017	—	—	—	—
	41,850	—		$23.50	8/16/2018	—	—	—	—
	68,200	—		$12.08	8/15/2019	—	—	—	—
	61,380	—		$16.86	8/21/2020	—	—	—	—
Craig A. Creaturo						—	—	5,768	$147,661
						15,990	$409,344	—	—
	12,000	—		$8.80	9/19/2015	—	—	—	—
	9,600	2,400		$10.37	8/12/2016	—	—	—	—
	4,920	3,280		$13.89	8/11/2017	—	—	—	—
	4,500	6,750		$23.50	8/16/2018	—	—	—	—
	3,680 —	14,720 20,520	$ $	12.08 16.86	8/15/2019 8/21/2020	— —	— —	— —	— —
Vincent D. Mattera, Jr.						—	—	5,093	$130,381
						15,090	$386,304	—	—
	18,070	—		$6.60	2/11/2014	—	—	—	—
	20,000	—		$8.44	8/13/2014	—	—	—	—
	24,000	—		$9.36	2/11/2015	—	—	—	—
	12,000	—		$8.80	9/19/2015	—	—	—	—
	9,600	2,400		$10.37	8/12/2016	—	—	—	—
	4,200	2,800		$13.89	8/11/2017	—	—	—	—
	4,800	3,200		$18.35	5/3/2018	—	—	—	—
	3,780	5,670		$23.50	8/16/2018	—	—	—	—
	3,160	12,640		$12.08	8/15/2019	—	—	—	—
	5,800 —	23,200 18,100	$ $	13.17 16.86	2/21/2020 8/21/2020	— —	— —	— —	— —
James Martinelli						—	—	4,358	$111,565
						16,110	$412,416	—	—
	24,000	—		$3.23	8/9/2012	—	—	—	—
	16,000	—		$8.44	8/13/2014	—	—	—	—
	12,000	—		$8.80	9/19/2015	—	—	—	—
	4,800	1,200		$10.37	8/12/2016	—	—	—	—
	4,200	2,800		$13.89	8/11/2017	—	—	—	—
	12,000	8,000		$18.35	5/3/2018	—	—	—	—
	3,780	5,670		$23.50	8/16/2018	—	—	—	—
	3,160 — —	12,640 15,480 4,000	$ $ $	12.08 16.86 25.90	8/15/2019 8/21/2020 2/12/2021	— — —	— — —	— — —	— — —
Herman E. Reedy						—	—	—
						—	—	—	—
	6,000	—		$10.37	8/12/2016	—	—	—	—
	3,600	—		$13.89	8/11/2017	—	—	—	—
	4,000	—		$23.50	8/16/2018	—	—	—	—
	6,800	—		$12.08	8/15/2019	—	—	—	—

(1)	This column shows the number of stock options outstanding as of June 30, 2011 under the 2009 Omnibus Plan. Generally, options vest and become exercisable ratably in five equal annual installments beginning one year after the grant date except for those issued to Mr. Kramer, whose options are fully vested upon grant pursuant to the terms of his employment agreement and Mr. Reedy whose options became fully vested upon his retirement effective December 31, 2010

(2)	This column shows the number of restricted stock awards issued under the 2009 Omnibus Plan as of June 30, 2011. These awards have a three-year cliff-vesting feature from the date of the grant. For Mr. Kramer, 8,300 restricted stock vest in August 2012 and 23,020 restricted stock vest in August 2013, for Mr. Creaturo, 8,300 restricted stock vest in August 2012 and 7,690 restricted stock vest in August 2013, for Dr. Mattera, 8,300 restricted stock vest in August 2012 and 6,790 restricted stock vest in August 2013 and for Mr. Martinelli, 8,300 restricted stock vest in August 2012, 5,810 restricted stock vest in August 2013 and 2,000 restricted stock vest in February 2014.

(3)	Based on the closing market price of the Company’s Common Stock on June 30, 2011 of $25.60 per share.

(4)	This column shows the number of unvested performance shares outstanding as of June 30, 2011. The scheduled vesting dates of each of the performance share awards are in equal amounts, December 31, 2011 and June 30, 2012, assuming achievement of pre-established performance objectives. The performance share amounts presented are based on achieving performance goals at the maximum.

(5)	Based on the closing market price of the Company’s Common Stock on June 30, 2011 of $25.60 per share.

This table provides information for the NEOs on (1) stock option exercises during fiscal year 2011, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of performance share awards and the value realized, before payment of any applicable withholding tax and broker commissions.

Option Exercises and Stock Vested

Fiscal Year Ended June 30, 2011

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired Upon Vesting (#)	Value Realized Upon Vesting ($) (2)
Francis J. Kramer	—	$—	11,638	$297,933
Craig A. Creaturo	—	—	3,148	80,589
Vincent D. Mattera, Jr.	15,000	205,450	2,738	70,093
James Martinelli	—	—	2,738	70,093
Herman E. Reedy	32,000	365,846	5,550	142,080

(1)	The value realized on exercise of option awards represents the difference between the market price of the underlying stock at exercise and the exercise price of the options multiplied by the number of shares underlying the option exercised.

(2)	The value realized upon vesting of the performance share awards represents the closing price of $25.60 per share on June 30, 2011 multiplied by the number of shares acquired upon vesting. (Represents performance shares physically received in August 2010 under the 24 month plan ended June 30, 2010.)

This table provides additional information about executive contributions to, and aggregate earnings under, the Deferred Compensation Plan for our NEOs as of and for the fiscal year ended June 30, 2011.

Non-Qualified Deferred Compensation

As of and for the Fiscal Year Ended June 30, 2011

Name	Executive Contributions FY2011 ($) (1)	Registrant Contributions in FY2011	Aggregate Earnings (Loss) in FY2011 ($) (2)	Aggregate Balance at June 30, 2011 ($)
Francis J. Kramer	$1,638,960	$—	$781,652	$4,048,647
Craig A. Creaturo	285,300	—	241,671	929,471
Vincent D. Mattera, Jr.	277,668	—	111,346	792,768
James Martinelli	364,118	—	591,684	2,057,912
Herman E. Reedy	—	—	123,662	662,104

(1)	Eligible participants can elect to defer up to 100% of awards under the Company’s Discretionary Incentive Plan, performance share and restricted stock awards. The executive contributions above relate to deferrals effected in August 2011 of discretionary bonuses earned during the fiscal year ended June 30, 2011 and/or deferrals of performance shares earned for the 24 month period ended June 30, 2011. Executive contribution amounts shown above are included in the amounts shown in the “Non-Equity Incentive Plan Compensation” column or “Stock Awards” column of the Summary Compensation Table, as applicable.

For Mr. Kramer, the amount reported in this column includes $356,400 received as incentive compensation under the Discretionary Incentive Plan and deferred pursuant to the terms of the Deferred Compensation Plan and performance shares with a market value of $1,282,560 utilizing a closing price of $25.60 per share on June 30, 2011 awarded under the 2009 Omnibus Plan and deferred pursuant to the terms of the Deferred Compensation Plan.

For Mr. Creaturo, the amount reported in this column includes $112,500 received as incentive compensation under the Discretionary Incentive Plan and deferred pursuant to the terms of the Deferred Compensation Plan and performance shares with a market value of $172,800 utilizing a closing price of $25.60 per share on June 30, 2011 awarded under the 2009 Omnibus Plan and deferred pursuant to the terms of the Deferred Compensation Plan.

For Dr. Mattera, the amount reported in this column includes $129,828 received as incentive compensation under the Discretionary Incentive Plan and deferred pursuant to the terms of the Deferred Compensation Plan and performance shares with a market value of $147,840 utilizing a closing price of $25.60 per share on June 30, 2011 awarded under the 2009 Omnibus Plan and deferred pursuant to the terms of the Deferred Compensation Plan.

For Mr. Martinelli, the amount reported in this column includes $68,438 received as incentive compensation under the Discretionary Incentive Plan and deferred pursuant to the terms of the Deferred Compensation Plan and performance shares with a market value of $295,680 utilizing a closing price of $25.60 per share on June 30, 2011 awarded under the 2009 Omnibus Plan and deferred pursuant to the terms of the Deferred Compensation Plan.

(2)	Aggregate earnings include interest, dividends, capital gains (losses) and unrealized appreciation (depreciation) in the individual investments. The Deferred Compensation Plan is administered by a third party and provides for investment options similar to those under the Profit Sharing Plan with the exception that amounts under the Deferred Compensation Plan may be invested in Common Stock. Performance share awards and amounts that are deferred into Common Stock must remain invested in Common Stock and must be paid out in shares of Common Stock upon a qualifying distribution event.

Potential Payments upon Change in Control and Employment Termination

Stock Option and Performance Share Awards

Pursuant to the terms of the 2009 Omnibus Plan, the Company’s stock option, performance share and restricted share awards vest immediately prior to a change in control. Stock option, performance share and restricted stocke awards also vest in the event of death, disability or retirement, although performance awards only vest in the event of death, disability or retirement to the extent earned on a pro-rata basis for the months employed relative to the performance period. In all other circumstances, the awards terminate upon termination of employment.

The following table sets forth for each of the following NEOs the potential amount that such NEO would have been entitled to receive pursuant to the vesting of unvested stock options, performance share and restricted share awards held by the NEO as of June 30, 2011 assuming a termination as of June 30, 2011 under the termination scenarios described below. The amounts shown are based on the closing price of the Common Stock on June 30, 2011 of $25.60 per share and, for stock options, represent the difference between the exercise price of the unvested options and $25.60. Mr. Reedy retired effective December 31, 2010.

Named Executive Officer	Acceleration of Unvested Stock Options, Performance Shares and Restricted Stock Upon Change in Control ($)	Acceleration of Unvested Stock Options, Performance Shares and Restricted Stock Upon Death, Disability or Retirement ($)
FRANCIS J. KRAMER	$1,016,474	$801,792
CRAIG A. CREATURO	$948,809	$877,077
VINCENT D. MATTERA, JR.	$1,183,496	$1,120,162
JAMES MARTINELLI	$922,994	$868,824
HERMAN E. REEDY	$—	$—

Employment Agreements—Named Executive Officers

The following is an overview of the employment agreements the Company has entered into with its NEOs along with common definitions and terms applicable to all the employment agreements noted below. Mr. Reedy retired effective December 31, 2010.

Named Executive Officer	Employment Agreement Date
FRANCIS J. KRAMER	September 19, 2008
CRAIG A. CREATURO	September 19, 2008
VINCENT D. MATTAERA, JR.	September 19, 2008
JAMES MARTINELLI	September 19, 2008

Common Definitions and Terms Used in the NEOs’ Employment Agreements

The following common definitions and terms are consistent for the NEOs’ employment agreements:

For purposes of the NEOs’ employment agreements:

•

“Cause” means a determination by our Board of Directors, in the exercise of its reasonable judgment, that any of the following has occurred: (i) the willful and continued failure by the NEO to perform his duties and responsibilities with us under the agreement (after notice and a 30-day cure period); (ii) the willful engaging by the NEO in any act which is materially damaging to us; (iii) the conviction of an NEO, or a plea of “guilty” or “no contest” to a felony or a criminal offense involving fraud, dishonesty or other moral turpitude; (iv) any material breach by an NEO of the terms of the agreement or any other written agreement between the NEO and the Company relating to proprietary information, confidentiality, non-competition or non-solicitation; or (v) the engaging by the NEO in any intentional act of dishonesty resulting or intended to result, directly or indirectly, in personal gain to the NEO at the Company’s expense.

•

“Change in Control” means (i) the Company is merged or consolidated with another entity and following such transaction (A) the persons who were our shareholders immediately prior to such a transaction have less than a majority of the Company’s voting power or the entity owning or controlling us or (B) individuals who comprise our Board of Directors immediately prior to such transactions cease to be at least a majority of the members of our Board of Directors or of an entity controlling us; or (ii) a majority of our assets are sold or otherwise transferred to another corporation not controlled by or under common control with us or to a partnership, firm, entity or individuals not so controlled; or (iii) a majority of members of our Board of Directors consists of persons who were not nominated for election by or on behalf of our Board of Directors or with their concurrence; or (iv) a single person, or a vote of persons, obtains voting control over a majority of our outstanding shares; provided, however, that a change in control will not have occurred as a result of any transaction in which Dr. Johnson, and/or his affiliates, including the II-VI Foundation, directly or indirectly, acquire more than a majority of our assets or stock or of an entity controlling us.

•

“Good Reason” means without the NEO’s express written consent: (i) a material reduction of the NEO’s employment responsibilities; (ii) a material reduction by the Company of the NEO’s eligibility for total annual compensation; (iii) a material increase in the amount of the NEO’s business travel which produces a constructive relocation of the NEO; (iv) a material reduction by the Company of the level of employee benefits with the result of overall benefits being significantly reduced; or (v) the relocation of the NEO to a facility or a location more than fifty (50) miles from the Saxonburg, Pennsylvania facility.

Employment Agreement—Mr. Kramer

Mr. Kramer’s employment agreement provides for a current annual base salary of $560,000 with the potential to earn cash bonuses and other bonuses in the discretion of the Compensation Committee. The agreement also provides Mr. Kramer with other benefits which are routinely provided to the employees of the Company, including participation in the Omnibus Plan.

If Mr. Kramer’s employment is terminated as a result of death or permanent disability, the Company will pay to him or his representatives his annual base salary through the last day of the fiscal year in which the date of death or disability occurs and bonuses that would have been paid had he remained employed. Any such payments shall be made not later than the 15th day of the third month following the Company’s fiscal year in which Mr. Kramer dies or becomes totally disabled. In the event that Mr. Kramer terminates employment other than for Good Reason, he will receive accrued salary and bonuses on a pro-rata basis to the date of termination.

If the Company terminates his employment without Cause or if Mr. Kramer terminates employment for Good Reason, except when such termination is coincident with or within an eighteen (18) month period following the occurrence of a Change in Control, after Mr. Kramer’s execution of a release, the Company will pay to him severance in an amount equal to two (2) multiplied by his Average Annual Income. Average Annual Income for such payment is the sum of his annual base pay and annual cash bonuses for the preceding three (3) fiscal years divided by three (3). The severance will be paid no later than sixty (60) days after the date of termination after the expiration of any applicable revocation periods set forth in the release. The Company also will pay the premiums for health insurance coverage for a period of up to eighteen (18) months and also will pay, no later than 60 days after the date of termination, a lump sum cash payment of $15,000 in order to cover the cost of post-termination benefit coverage and expenses associated with seeking another employment position.

If Mr. Kramer’s employment is terminated by the Company without Cause or by him for Good Reason, and such termination is coincident with or within the eighteen (18) month period following the occurrence of a Change in Control, after his execution of a release, the Company will pay to him severance in an amount equal to 2.99 multiplied by his Average Annual Income. Average Annual Income for this calculation is the sum of his annual base pay and annual cash bonuses for the preceding five (5) fiscal years divided by five (5). The severance will be paid in a lump sum, no later than sixty (60) days after the date of termination. The Company will pay the premiums for health insurance coverage for a period of up to eighteen (18) months and shall also pay, no later than sixty (60) days after the date of termination, a lump sum cash payment of $40,000 in order to cover the cost of post-termination benefit coverage and expenses associated with seeking another employment position.

If the Company determines that part or any of the compensation to be paid to Mr. Kramer would constitute “parachute payments” under Section 280G of the Code, with the aggregate present value of the parachute payments and any other compensatory amounts (collectively, the “parachute amounts”) exceeding 2.99 times his base amount (as determined under Section 280G), then such amounts will be reduced to the extent necessary so that the parachute amount is equal to 2.99 times his base amount.

In addition to the termination payment described above, the Company has also agreed to provide Mr. Kramer with life insurance coverage in an amount equal to two (2) times his annual base salary and to provide long-term disability benefits equal to 60% of his annual base salary in excess of $200,000 until the age of 66 as a supplemental disability benefit.

Mr. Kramer is also subject to the terms of an employee invention, confidentiality, two (2)-year non-solicitation and non-competition agreement with the Company that survives the termination of Mr. Kramer’s employment. If he engages in activities that violate these covenants, he will have no right to any unpaid severance benefits.

The following tables indicate the estimated severance payments that Mr. Kramer would have received assuming that the termination of his employment occurred as of June 30, 2011 under the circumstances described below.

Payments	Termination For Death or Disability or for Good Reason (No Change in Control)	Termination With Cause	Termination Without Cause (Or for Good Reason No Change in Control)	Termination Without Cause or for Good Reason (After Change in Control)
Cash Severance	$—	$—	$2,398,000	$3,186,000
Health Benefits	$—	$—	$14,400	$14,400
Life Insurance	$—	$—	$3,000	$3,000
Post-termination Benefits	$—	$—	$15,000	$40,000

	$—	$—	$2,430,400	$3,243,400

Employment Agreements—Dr. Mattera, Mr. Creaturo and Mr. Martinelli

An amended and restated employment agreement was entered into with Dr. Mattera and employment agreements were entered into with Messrs. Creaturo and Martinelli, which provide for current annual base salaries of $345,000, $318,000 and $264,000, respectively, and with the potential to earn cash bonuses and other bonuses in the discretion of the Compensation Committee. The agreements also provide each of these NEOs with the other benefits which are routinely provided to the employees of the Company including participation in the Omnibus Plan and bonus plans.

If employment of any of these NEOs is terminated by the Company except when such termination is coincident with or within an eighteen (18) month period following the occurrence of a Change in Control, and other than a termination for Cause, after such NEO’s execution of a release, the Company will pay to the NEO severance in an amount equal to nine (9) months of the monthly salary which the NEO is receiving at the time of separation. The severance will be paid no later than sixty (60) days after the date of termination. The Company also will pay the premiums for health insurance coverage for a period of up to nine (9) months.

If any of these NEO’s employment is terminated by the Company without Cause or by him for Good Reason, and such termination is coincident with or within the eighteen (18) month period following the occurrence of a Change in Control, after execution of a release, the Company will pay to the NEO severance in an amount equal to 2.99 multiplied by his Average Annual Income. Average Annual Income for this calculation is the sum of his annual base pay and annual cash bonuses for the preceding five (5) fiscal years divided by five (5). The severance will be paid in a lump sum, no later than sixty (60) days after the date of termination. The Company will pay the premiums for health insurance coverage for a period of up to eighteen (18) months and shall also pay, no later than sixty (60) days after the date of termination, a lump sum cash payment of $20,000 in order to cover the cost of post-termination benefit coverage and expenses associated with seeking another employment position.

If the Company determines that any of the compensation to be paid to any of these NEOs would constitute “parachute payments” under Section 280G of the Code, with the aggregate present value of the parachute payments and any other compensatory amounts (collectively, the “parachute amounts”) exceeding 2.99 times their base amount (as determined under Section 280G), then such amounts will be reduced to the extent necessary so that the parachute amount is equal to 2.99 times his base amount.

The following tables indicate the estimated severance payment for Dr. Mattera, Mr. Creaturo and Mr. Martinelli each would have received assuming that the termination of their employment occurred as of June 30, 2011 under the circumstances described below.

Vincent D. Mattera, Jr.

Payments	Termination For Death or Disability	Termination With Cause	Termination Without cause (No Change of Control)	Termination Without Cause or for Good Reason (After Change of Control)
Cash Severance	$—	$—	$258,750	$1,634,000
Health Benefits	$—	$—	$6,750	$13,500
Post-termination benefits	$—	$—	$—	$20,000

	$—	$—	$265,500	$1,667,500

Craig A. Creaturo

Payments	Termination For Death or Disability	Termination With Cause	Termination Without cause (No Change of Control)	Termination Without Cause or for Good Reason (After Change of Control)
Cash Severance	$—	$—	$238,500	$1,473,000
Health Benefits	$—	$—	$8,100	$16,200
Post-termination benefits	$—	$—	$—	$20,000

	$—	$—	$246,600	$1,509,200

James Martinelli

Payments	Termination For Death or Disability	Termination With Cause	Termination Without cause (No Change of Control)	Termination Without Cause or for Good Reason (After Change of Control)
Cash Severance	$—	$—	$198,000	$1,285,000
Health Benefits	$—	$—	$8,100	$16,200
Post-termination benefits	$—	$—	$—	$20,000

	$—	$—	$206,100	$1,321,200

EQUITY PLAN COMPENSATION PLAN INFORMATION

The following table provides certain information as of June 30, 2011 with respect to our equity compensation plans under which our equity securities are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, restricted shares, performance shares, warrants and rights (a) #	Weighted-average exercise price of outstanding options, restricted shares, performance shares, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a) #
Equity compensation plans approved by security holders	4,886,954	$14.00	2,794,372
Equity compensation plans not approved by security holders	—	—	—

Total	4,886,954	$14.00	2,794,372

ADVISORY VOTE ON THE COMPANY’S EXECUTIVE COMPENSATION

(PROPOSAL 6)

In accordance with the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are submitting an advisory “Say on Pay” resolution for shareholder consideration.

As described in the Compensation Discussion and Analysis section that begins on page 23 of this proxy statement, we believe that our executive compensation program is designed to support the company’s long-term success by achieving the following objectives:

•	Attracting and retaining talented senior executives,

•	Tying executive pay to company and individual performance,

•	Supporting our annual and long-term business strategies, and

•	Aligning executives’ interests with those of our shareholders.

We urge shareholders to read the Compensation Discussion and Analysis, as well as the Summary Compensation Table and related tables and narrative that follow it. This information provides detailed information regarding our executive compensation program, policy and processes, as well as the compensation of our Named Executive Officers.

The Board of Directors requests that shareholders approve the follow advisory resolution:

RESOLVED, that the shareholders of II-VI Incorporated (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers described in the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables and narrative in the Proxy Statement for the Company’s 2011 Annual Meeting of Shareholders.

Because this vote is advisory, it will not be binding upon the Board of Directors or the Compensation Committee. However, the Compensation Committee will take the outcome of the vote into account when considering future executive compensation arrangements.

The Board of Directors of the Company unanimously recommends a vote FOR the Company’s executive compensation.

ADVISORY VOTE ON THE FREQUENCY OF FUTURE SHAREHOLDERS’ ADVISORY VOTES ON THE COMPANY’S EXECUTIVE COMPENSATION

(PROPOSAL 7)

In accordance with the Dodd-Frank Act, we are asking shareholders to vote on whether future advisory votes on our Named Executive Officers’ compensation should occur every year, every two years, or every three years.

After careful consideration, the Board of Directors believes that submitting the advisory vote on executive compensation on an annual basis is appropriate for II-VI and its shareholders at this time. We view the advisory vote on the compensation of our Named Executive Officers as an additional, but not the only, opportunity for our shareholders to communicate with us regarding their views on our executive compensation programs.

This advisory vote on the frequency of future advisory votes on the Company’s executive compensation is non-binding on the Board of Directors. Notwithstanding the Board’s recommendation and the outcome of the shareholder vote, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to our compensation programs.

Shareholders will be able to specify one of four choices for this proposal on the proxy card: three years, two years, one year or abstain. Shareholders are not voting to approve or disapprove the Board’s recommendation.

The Board of Directors of the Company unanimously recommends a vote to conduct future advisory votes on the Company’s executive compensation every year.

Report of the Audit Committee

The following is the report of the Audit Committee with respect to the Company’s audited financial statements for the fiscal year ended June 30, 2011, included in the Company’s Annual Report on Form 10-K. The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

Membership and Role of Audit Committee

Each of the members of the Audit Committee is independent as defined under NASDAQ’s listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors.

Review with Management

The Audit Committee reviews each of the Company’s quarterly and annual reports, including Management’s Discussion of Results of Operations and Financial Condition. As part of this review, the Audit Committee discusses the reports with the Company’s management and considers the audit reports prepared by the independent registered public accounting firm about the Company’s annual report, as well as related matters such as the quality of the Company’s accounting principles, alternative methods of accounting under Generally Accepted Accounting Principles and the preferences of the independent registered public accounting firm in this regard, the Company’s critical accounting policies and the clarity and completeness of the Company’s financial and other disclosures.

The Audit Committee reviewed management’s report on internal control over financial reporting, required under Section 404 of the Sarbanes-Oxley Act of 2002 and related rules. As part of this review, the Audit Committee reviewed the bases for management’s conclusions in that report and the report of the independent registered public accounting firm on internal control over financial reporting. Throughout the fiscal year ended June 30, 2011, the Audit Committee reviewed management’s plan for documenting and testing controls, the results of their documentation and testing, any deficiencies discovered and the resulting remediation of the deficiencies.

Review and Discussions with Independent Accountants

The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA Professional Standards, Vol.1 AU Section 380), as adopted by the Public Company Accounting Oversight Board (PCAOB) in Rule 3200T which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements.

The Audit Committee has also received written disclosures and the letter from Ernst & Young LLP required by PCAOB Rule 3526 (Communication with Audit Committees Concerning Independence) and has discussed with Ernst & Young LLP their independence from the Company.

Conclusion

Based on the review and discussions referred to above, the Audit Committee recommended to the Company’s Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

Audit Committee

Wendy F. DiCicco, Chairwoman

Joseph J. Corasanti

Thomas E. Mistler

The foregoing report of the Audit Committee shall not be deemed to be “soliciting materials” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates it by reference in such filing.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information available to the Company as of (August 31, 2011), regarding the ownership of the Company’s Common Stock by (i) each of the Company’s directors; (ii) each of the Company’s executive officers including each of the Named Executive Officers; (iii) all executive officers and directors of the Company as a group; and (iv) each person or group known by the Company to beneficially own more than five percent (5%) of the Common Stock.

	Beneficial Ownership of Common Stock (1)
	Shares	Percent
CARL J. JOHNSON (2)	(8,602,798)	13.7%
c/o II-VI Incorporated 375 Saxonburg Boulevard Saxonburg, Pennsylvania 16056
JOSEPH J. CORASANTI (3) (4)	57,284	*
WENDY F. DICICCO (3) (4)	49,524	*
FRANCIS J. KRAMER (3) (4) (5)	1,094,588	1.7%
THOMAS E. MISTLER (3) (4) (6)	1,789,792	2.8%
MARC Y.E. PELAEZ (3) (4)	125,924	*
PETER W. SOGNEFEST (3) (4) (7)	36,236	*
HOWARD H. XIA (4)	8,650	*
HERMAN E. REEDY (8)	58,332	*
JAMES MARTINELLI (8) (9)(10)	213,696	*
CRAIG A. CREATURO (8) (9) (11)	145,434	*
VINCENT D. MATTERA, JR. (8) (9)	207,666	*
COLUMBIA WANGER ASSET MANAGEMENT, L.P. (14)	6,527,100	10.4%
227 WEST MONROE STREET, SUITE 3000 CHICAGO, IL 60606
BLACKROCK INC. (15)	3,748,968	6.0%
40 EAST 52ND STREET NEW YORK, NY 10022
ALL EXECUTIVE OFFICERS AND DIRECTORS AS A GROUP (ELEVEN PERSONS) (2)-(13)	12,389,924	19.3%

*	Less than 1%

(1)	Unless otherwise indicated, each of the shareholders named in the table has sole voting and investment power with respect to the shares beneficially owned, subject to the information contained in the footnotes to the table.

(2)	Includes (5,311,954) shares of Common Stock over which Dr. Johnson has sole voting and investment power,(225,030) shares subject to stock options held by Dr. Johnson which are exercisable within 60 days of August 31, 2011, and (8,600) shares of restricted stock. As of June 30, 2011, (434,396 of such shares have been pledged as security to a financial institution. Also includes (1,454,128) shares held by Dr. Johnson’s wife, as to which he disclaims beneficial ownership,(597,896) shares held in a charitable trust over which Dr. Johnson has shared voting and investment power and (1,005,190) shares held in a non-profit foundation over which Dr. Johnson has shared voting and investment power.

(3)	Includes 41,884 shares, 36,924 shares, 459,000 shares, 120,124 shares, 113,324 shares and 13,044 shares subject to stock options held by Mr. Corasanti, Ms. DiCicco, Mr. Kramer, Mr. Mistler, Rear Admiral Pelaez and Mr. Sognefest, respectively, which are exercisable within 60 days of August 31, 2011.

(4)	Includes 8,600 shares, 8,600 shares, 71,848 shares, 8,600 shares, 8,600 shares, 8,600 shares and 4,650 of restricted stock held by Mr. Corasanti, Ms. DiCicco, Mr. Kramer, Mr. Mistler, Rear Admiral Pelaez, Mr. Sognefest, and Dr. Xia respectively.

(5)	Includes 160,000 shares held by Mr. Kramer’s wife, as to which he disclaims beneficial ownership.

(6)	Includes 363,496 shares held in trust and 1,297,572 shares held in limited partnerships in which Mr. Mistler is a general partner.

(7)	Includes 2,320 shares held by Mr. Sognefest’s son, as to which shares he disclaims beneficial ownership.

(8)	Includes 20,400 shares, 90,686 shares, 48,774 shares and 117,880 shares subject to stock options held by Mr. Reedy, Mr. Martinelli, Mr. Creaturo and Dr. Mattera, respectively, which are exercisable within 60 days of August 31, 2011.

(9)	Includes 24,998 shares, 34,254 shares and 41,190 shares of restricted stock held by Mr. Martinelli, Mr. Creaturo and Dr. Mattera, respectively.

(10)	Includes 11,200 shares over which Mr. Martinelli has shared voting and investment power.

(11)	Includes 27,512 shares over which Mr. Creaturo has shared voting and investment power.

(12)	Includes 1,287,070 shares subject to stock options held by executive officers and directors as a group, which are exercisable within 60 days of August 31, 2011.

(13)	Includes 228,540 shares of restricted stock held by executive officers and directors as a group.

(14)	Based on its Schedule 13G filed with the Securities and Exchange Commission on December 31, 2010, Columbia Wanger Asset Management, L.P., a registered investment advisor, reports sole voting power over 6,045,100 and sole dispositive power over 6,527,100 shares of our Common Stock. Such shares are owned by various investment companies, trusts and accounts to which Columbia Wanger Asset Management, L.P. provides investment advice. The share information was adjusted for the Company’s two-for-one stock split in June 2011.

(15)	Based on its Schedule 13G filed with the Securities and Exchange Commission on, December 31, 2010, BlackRock, Inc. reports sole voting power and sole dispositive power over 3,748,968 shares of our Common Stock. Certain shares reported by BlackRock Inc. are owned by various investment companies affiliated with BlackRock Inc. The share information was adjusted for the Company’s two-for-one stock split in June 2011.

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 8)

Unless otherwise directed by the shareholders, proxies will be voted for the ratification of the Audit Committee’s selection of Ernst & Young LLP (E&Y) as the Company’s independent registered public accountants for the fiscal year ending June 30, 2012. The majority affirmative vote of the votes cast, which all shareholders present at the Annual Meeting are entitled to cast, is required to ratify such selection. A representative of E&Y is expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if such person so desires.

The Board of Directors of the Company unanimously recommends a vote FOR the ratification of the Audit Committee’s selection of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending June 30, 2012.

The Company incurred the following fees and expenses for services performed by its Independent Registered Public Accounting Firm during the fiscal years ended June 30, 2011 and 2010.

	2011	2010
Audit Fees:
Audit of Annual Financial Statements and Interim Reviews(1)	$862,000	$810,000
Other Fees(2)	1,800	185,000

Total Fees	$863,800	$995,000

(1)	Includes fees and expenses for the audit of the effectiveness of the Company’s internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002 and audit fees for the Company’s statutory audit requirements.

(2)	Includes fees incurred for procedures relating to a Singaporean grant in fiscal year 2011 and the December 31, 2009 audit of Photop Technologies, Inc. (acquired by the Company on January 4, 2010) for inclusion in the Company’s Form 8-K filing with the Securities and Exchange Commission and fees incurred for procedures performed in connection with the Company’s Registration Statement on Form S-8.

There were no audit-related fees or tax fees paid during the fiscal years ended June 30, 2011 and 2010.

The Audit Committee pre-approves the retention of the independent registered public accounting firm and the independent registered public accounting firm fees for all audit and non-audit services provided by the independent registered public accounting firm, and determines whether the provision of non-audit services is compatible with maintaining the independence of the independent registered public accounting firm.

OTHER INFORMATION

The Company will pay the expense of the printing, assembling and mailing to the holders of Common Stock of the Company the notice of meeting, this proxy statement and the accompanying form of proxy. In addition to the use of the mail, proxies may be solicited by directors, officers or employees of the Company personally, via the internet or by telephone. The Company may request the persons holding stock in their names, or in the names of their nominees, to send proxy material to and obtain proxies from their principals, and will reimburse such persons for their expense in so doing.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, executive officers and persons who beneficially own more than ten percent of a class of the Company’s registered equity securities to file with the Securities and Exchange Commission and deliver to the Company initial reports of ownership and reports of changes in ownership of such registered equity securities.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no reports were required, the Company’s directors, executive officers and more than ten percent shareholders timely filed all reports due under Section 16(a) for the period from July 1, 2010 through June 30, 2011.

Shareholder Proposals

Proposals by shareholders intended for inclusion in the Company’s proxy statement and form of proxy for the annual meeting of the Company expected to be held in November 2012 must be delivered to Robert D. German, Secretary of II-VI Incorporated, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056, by May, 2012. Rules under the Securities Exchange Act of 1934, as amended, describe the standards as to the submission of shareholder proposals. Additionally, the Board-appointed proxies will have discretionary authority to vote on any proposals by shareholders that are not intended to be included in the Company’s proxy materials for the 2012 Annual Meeting, but are intended to be presented by the shareholder from the floor, if notice of the intent to make such proposal is received by Mr. German at the address above on or before August, 2012, after which time such proposals will be considered untimely.

OTHER MATTERS

The Company knows of no other matters to be presented for action at the meeting. However, if any other matters should properly come before the meeting it is intended that votes will be cast pursuant to the proxy in respect thereto in accordance with the best judgment of the persons acting as proxies.

FORM 10-K ANNUAL REPORT TO THE SECURITIES

AND EXCHANGE COMMISSION

A copy of the Annual Report on Form 10-K of the Company for the fiscal year ended June 30, 2011, as filed with the Securities and Exchange Commission, is being furnished with this proxy statement. A shareholder may obtain additional copies of the Form 10-K without charge and a copy of any exhibits thereto upon payment of a reasonable charge limited to the Company’s costs of providing such exhibits by writing to Craig A. Creaturo, Chief Financial Officer and Treasurer of II-VI Incorporated, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania 16056 or by calling (724) 352-4455. As noted previously, this Proxy Statement and the Annual Report to Shareholders has been posted on the Internet at www.proxyvote.com.

VOTE BY INTERNET - www.proxyvote.com
II-VI INCORPORATED 375 SAXONBURG BOULEVARD SAXONBURG, PA 16056-9499

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by II-VI Incorporated in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to II-VI Incorporated, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M16731-P84187	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

II-VI INCORPORATED					To withhold authority to vote for any individual nominee(s), mark the “Exception” box and write the number(s) of the nominee(s) on the line below.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS NUMBERED 1 THROUGH 6 AND 8 AND 1 YEAR FOR PROPOSAL 7.
Vote on Directors
1.	Election of three Class Three Directors for a term to expire at the annual meeting of shareholders in 2014.	For	Withhold for All	Exception
	Nominees: 01) Carl J. Johnson	0	0	0
	02) Thomas E. Mistler	0	0	0
	03) Joseph J. Corasanti	0	0	0

2.	Election of one Class One Director for a term to expire at the annual meeting of shareholders in 2012.
	01) Howard H. Xia	0	0	0

Vote on Proposal		For	Against	Abstain

3.	Approval of an amendment to the II-VI Amended and Restated Articles of Incorporation to increase the number of shares of common stock that are authorized for issuance from 100,000,000 to 300,000,000 shares;	0	0	0

4.	Approval of an amendment to the II-VI Incorporated Amended and Restated Articles of Incorporation for the adoption of majority voting of directors and the related elimination of cumulative voting in the election of directors in order to effect majority voting;	0	0	0

5.	Approval of an amendment to the II-VI Incorporated Amended and Restated Articles of Incorporation to amend the business purpose clause to reflect a change in the governing statute under Pennsylvania law;	0	0	0

6.	Advisory vote on the Company’s executive compensation;	0	0	0

7.	Advisory vote on the frequency of future shareholders’ advisory votes on the Company’s executive compensation; and	1Yr ( )	2Yrs ( )	3Yrs ( )	Abstain ( )

8.	Ratification of the Audit Committee’s selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012.	For 0	Against 0	Abstain 0

PLEASE MARK, SIGN, DATE AND RETURN IMMEDIATELY.
Important: Shareholders sign here exactly as name appears hereon.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the

Annual Meeting to be held on November 4, 2011:

The Notice and Proxy Statement and Annual Report to Shareholders are available at www.proxyvote.com.

Please date, sign and mail your

Proxy card back as soon as possible!

M16732-P84187

P

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II-VI INCORPORATED Annual

Meeting of Shareholders

November 4, 2011

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Francis J. Kramer and Marc Y.E. Pelaez or either of them, with power of substitution to each, as proxies to represent and to vote as designated on the reverse all of the shares of Common Stock held of record at the close of business on September 2, 2011 by the undersigned at the annual meeting of shareholders of II-VI Incorporated to be held at the offices of the Company, 375 Saxonburg Boulevard, Saxonburg, Pennsylvania, 16056, on November 4, 2011, and at any adjournment thereof.

(PLEASE SIGN ON REVERSE SIDE AND RETURN PROMPTLY)